SHARE PURCHASE AGREEMENT


                                  BY AND AMONG

                                   JOTAN, INC.,

                            SOUTHLAND HOLDING COMPANY,

                                       AND

                               THE SHAREHOLDERS OF
                            SOUTHLAND HOLDING COMPANY


                             DATED DECEMBER 19, 1996





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CONTENTS

     Background  .......................................................... 1
     Agreement  ........................................................... 1

ARTICLE I
SALE AND PURCHASE OF SHARES
     1.01  Sale and Purchase of Shares  ................................... 1
     1.02  Purchase Price  ................................................ 1
     1.03  Purchase Price Adjustment  ..................................... 2
     1.04  Closing Date Financial Statements  ............................. 3
     1.05  Closing; Effectiveness of Closing; Deliveries  ................. 4

ARTICLE II
REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS AND THE COMPANY
     2.01  Title to Shares; Other Rights  ................................. 4
     2.02  Capacity and Validity  ......................................... 4
     2.03  Organization  .................................................. 5
     2.04  Capitalization  ................................................ 5
     2.05  No Conflict  ................................................... 5
     2.06  Subsidiaries  .................................................. 5
     2.07  Financial Statements  .......................................... 6
     2.08  Absence of Changes  ............................................ 6
     2.09  Tax Matters  ................................................... 7
     2.10  Title to Assets; Encumbrances; Condition  ...................... 7
     2.11  Real Property  ................................................. 8
     2.12  Personal Property  ............................................. 9
     2.13  Intellectual Property  ......................................... 9
     2.14  Computer Software and Databases  ...............................10
     2.15  Accounts Receivable  ...........................................10
     2.16  Insurance  .....................................................10
     2.17  Bonds, Letters of Credit and Guarantees  .......................11
     2.18  Compliance with Law  ...........................................11
     2.19  Environmental  .................................................12
     2.20  Litigation and Claims  .........................................14
     2.21  Benefit Plans  .................................................15
     2.22  Contracts  .....................................................17
     2.23  Suppliers and Customers  .......................................18
     2.24  Labor Matters  .................................................19
     2.25  Prospective Changes  ...........................................20
     2.26  Brokers and Finders  ...........................................20
     2.27  Interested Transactions  .......................................20
     2.28  Officers, Directors and Bank Accounts  .........................20
     2.29  Inventories  ...................................................20
     2.30  Compliance with the Immigration and Reform and Control Act  ....21
     2.31  Statements True and Correct  ...................................21


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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     3.01  Organization  ..................................................21
     3.02  Capacity and Validity  .........................................21
     3.03  No Conflict  ...................................................22
     3.04  Brokers and Finders  ...........................................22
     3.05  Investment Representative  .....................................22
     3.06  Statements True and Correct  ...................................22

ARTICLE IV
COVENANTS AND ADDITIONAL AGREEMENTS OF THE COMPANY, THE SHAREHOLDERS
AND PURCHASER
     4.01  Conduct of Business  ...........................................22
     4.02  Right of Inspection; Access  ...................................23
     4.03  Other Offers and Exclusive Dealing  ............................23
     4.04  Confidentiality  ...............................................24
     4.05  Waivers, Consents and Approvals  ...............................24
     4.06  Supplying of Financial Statements  .............................25
     4.07  Qualification and Corporate Existence  .........................25
     4.08  Public Announcements  ..........................................25
     4.09  Closing Conditions  ............................................25
     4.10  Supplements to Schedules  ......................................25
     4.11  Certain Tax Matters  ...........................................26
     4.12  Expenses  ......................................................26
     4.13  Further Assurances  ............................................27
     4.14  Delivery of Books and Records  .................................27
     4.15  Noninterference Agreements  ....................................27
     4.16  Environmental Reports  .........................................27

ARTICLE V
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATIONS
     5.01  Survival of Representations and Warranties; Acknowledgment of
           Purchaser Reliance  ............................................28
     5.02  Obligation of the Company and the Shareholders to Indemnify  ...29
     5.03  Obligation of Purchaser to Indemnify  ..........................30
     5.04  Relationship of Purchaser, the Shareholders and the Company  ...30
     5.05  Limitations on Indemnification  ................................30
     5.06  Notice of Loss or Asserted Liability  ..........................31
     5.07  Opportunity to Contest  ........................................32
     5.08  Disputes with Customers or Suppliers  ..........................32
     5.09  Subrogation Rights  ............................................33
     5.10  Indemnification Payments  ......................................33
     5.11  Allocation of Tax Liability  ...................................33


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ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
     6.01  Representations True and Covenants Performed at Closing  .......34
     6.02  Incumbency Certificate  ........................................34
     6.03  Certified Copies of Resolutions  ...............................34
     6.04  Opinions of Counsel  ...........................................34
     6.05  No Material Adverse Change  ....................................34
     6.06  No Injunction, Etc.  ...........................................35
     6.07  Approval of Legal Matters  .....................................35
     6.08  Hart-Scott Approval  ...........................................35
     6.09  Environmental Report  ..........................................35
     6.10  Estoppel Certificates of Real Property Lessors  ................35
     6.11  Financing Obtained by Purchaser  ...............................35
     6.12  Non-Competition Agreements  ....................................35
     6.13  Resignations; Releases  ........................................36
     6.14  Absence of New Debt  ...........................................36
     6.15  Financial Statements  ..........................................36
     6.16  Accountants' Comfort Letter  ...................................36
     6.17 License of Name  ................................................36
     6.18  Amendment of Certain Leases  ...................................37
     6.19  FIRPTA Certificate  ............................................37
     6.20  Consents and Approvals  ........................................37
     6.21  Payoff Letters  ................................................37

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS
     7.01  Representations True and Covenants Performed at Closing  .......39
     7.02  Incumbency Certificate  ........................................39
     7.03  Certified Copies of Resolutions  ...............................39
     7.04  No Injunction, Etc.  ...........................................39
     7.05  Hart-Scott Act Approval  .......................................39

ARTICLE VIII
TERMINATION
     8.01  Cause for Termination  .........................................40
     8.02  Notice of Termination  .........................................40
     8.03  Effect of Termination  .........................................40
     8.04  Risk of Loss  ..................................................41

ARTICLE IX
ARBITRATION


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ARTICLE X
DEFINITIONS
     Accounts Receivable  .................................................43
     Act  .................................................................43
     Affiliate  ...........................................................43
     Agreement  ...........................................................43
     Balance Sheet  .......................................................43
     Balance Sheet Date  ..................................................43
     Business  ............................................................43
     Closing  .............................................................43
     Closing Date  ........................................................43
     Code  ................................................................43
     Computer Software  ...................................................43
     Contract  ............................................................43
     Databases  ...........................................................44
     Default  .............................................................44
     Dividend Payment  ....................................................44
     Employee Benefit Plan  ...............................................44
     Environmental Laws  ..................................................44
     Environmental Litigation  ............................................45
     Environmental Matter  ................................................45
     ERISA  ...............................................................45
     ERISA Affiliate  .....................................................45
     ERISA Plan  ..........................................................45
     Financial Statements  ................................................45
     GAAP  ................................................................45
     Governmental Authority  ..............................................45
     Hart-Scott Act  ......................................................45
     Hazardous Substance  .................................................45
     Improvements  ........................................................45
     Intellectual Property  ...............................................45
     Inventory  ...........................................................46
     IRS  .................................................................46
     Knowledge  ...........................................................46
     Law  .................................................................46
     Leased Personal Property  ............................................46
     Leased Real Property  ................................................46
     Liability  ...........................................................46
     License  .............................................................46
     Lien  ................................................................46
     Litigation  ..........................................................46
     Loss  ................................................................46
     Material or Materially  ..............................................47
     Material Adverse Change or Material Adverse Effect  ..................47
     Order  ...............................................................47
     Other Agreements  ....................................................47
     Owned Personal Property  .............................................47
     Owned Real Property  .................................................47
     Permitted Liens  .....................................................47

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     Person  ..............................................................47
     Personal Property  ...................................................47
     Purchase Price  ......................................................47
     Real Property  .......................................................48
     Related Person  ......................................................48
     Shares  ..............................................................48
     Subsidiary  ..........................................................48
     Tax or Taxes  ........................................................48
     Tax Returns  .........................................................48
     Third Party or Third Parties  ........................................48
     Undisclosed Liabilities  .............................................48

ARTICLE XI
MISCELLANEOUS
     11.01  Notices  ......................................................49
     11.02  Entire Agreement  .............................................50
     11.03  Modifications, Amendments and Waivers  ........................50
     11.04  Successors and Assigns  .......................................50
     11.05  Table of Contents; Captions; References  ......................50
     11.06  Governing Law  ................................................51
     11.07  Pronouns  .....................................................51
     11.08  Severability  .................................................51
     11.09  Sole and Exclusive Remedy; Waiver and Release;
            Confirmation of Company Indemnity.  ...........................51
     11.10  Counterparts  .................................................51
     11.11  Interpretations  ..............................................51
     11.12  Shareholder Representative  ...................................51
     11.13  No Intention to Benefit Third Parties  ........................52
     11.14  Texas Deceptive Trade Practices Act Waiver  ...................52

EXHIBITS AND SCHEDULES

Exhibit 1.02    --   Form of Escrow Agreement
Exhibit 6.04    --   Form of Opinion of Counsel to the Company and the
                     Shareholders
Exhibit 6.12    --   Form of Non-Competition and Non-Disclosure Agreements
Exhibit 6.12(b) --   Geographic Scope on Non-Competition Covenants
Exhibit 6.29    --   Southland Container, Inc. Agreement Terms

Schedule 2.01   --   Shareholders' Ownership
Schedule 2.03   --   Organization, Standing & Foreign Qualification
Schedule 2.05   --   Conflicts
Schedule 2.06   --   Subsidiaries
Schedule 2.07   --   Financial Statements
Schedule 2.08   --   Absence of Changes
Schedule 2.09   --   Tax Matters
Schedule 2.10   --   Title to Assets; Encumbrances
Schedule 2.11   --   Real Property
Schedule 2.12   --   Personal Property
Schedule 2.13   --   Intellectual Property
Schedule 2.14   --   Computer Software and Databases
Schedule 2.16   --   Insurance
Schedule 2.17   --   Bonds, Letters of Credit and Guarantees
Schedule 2.18   --   Compliance With Law
Schedule 2.19   --   Environmental
Schedule 2.20   --   Litigation and Claims
Schedule 2.21   --   Benefit Plans
Schedule 2.22(a)(i)    --   Real Property Contracts
Schedule 2.22(a)(ii)   --   Personal Property Contracts
Schedule 2.22(a)(iii)  --   Purchase Orders--Non-Capital Assets
Schedule 2.22(a)(iv)   --   Purchase Orders--Capital Assets
Schedule 2.22(a)(v)    --   Sales Contracts
Schedule 2.22(a)(vi)   --   Employment; Other Affiliate Contracts
Schedule 2.22(a)(vii)  --   Sales Representatives Contracts
Schedule 2.22(a)(viii) --   Powers of Attorney
Schedule 2.22(a)(ix)   --   Any Other Contracts
Schedule 2.23   --   Suppliers and Customers
Schedule 2.24   --   Labor Matters
Schedule 2.25   --   Prospective Changes
Schedule 2.26   --   Brokers and Finders
Schedule 2.27   --   Interested Transactions
Schedule 2.28   --   Officers, Directors and Bank Accounts
Schedule 3.03   --   Purchaser -- Conflicts
Schedule 3.04   --   Purchaser -- Brokers and Finders
Schedule 6.26   --   Atlanta Property
Schedule 6.28   --   Proprietery Rights Restriction
Schedule X   --   Permitted Liens

                              SHARE PURCHASE AGREEMENT

	THIS SHARE PURCHASE AGREEMENT (this "Agreement") dated as of the ____ day of December, 1996, is made and entered into by and among JOTAN, INC., a Florida corporation ("Purchaser"), SOUTHLAND HOLDING COMPANY, a Texas corporation (the "Company"), LESTER G. GEGENHEIMER, an individual residing in Texas ("Gegenheimer"), JOHN L. SANDERS, JR., an individual residing in Texas ("Sanders"), and WILLIAM P. BLINCOE, an individual ("Blincoe") (Gegenheimer, Sanders and Blincoe are referred to individually as a "Shareholder" and collectively as the "Shareholders").


BACKGROUND:

	The Shareholders are the owners, of record and beneficially, of 100% of the issued and outstanding Shares of the Company. This Agreement sets forth the terms and conditions upon which the Shareholders shall sell to Purchaser, and upon which Purchaser shall purchase, all of the issued and outstanding Shares of the Company. Certain terms used in this Agreement are defined in
Article X hereof.


AGREEMENT:

	In consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:


                                 ARTICLE I
                         SALE AND PURCHASE OF SHARES

	1.01	Sale and Purchase of Shares.  On the terms and subject to the conditions set forth in this Agreement, the Shareholders shall sell, convey, assign, transfer and deliver to Purchaser at the Closing, and Purchaser shall purchase and accept from the Shareholders, all of the issued and outstanding Shares, free and clear of any and all Liens, except for restrictions on resale pursuant to applicable state and federal securities laws.

	1.02	Purchase Price.  The total Purchase Price for the acquisition of all of the issued and outstanding Shares from the Shareholders shall be Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000). The
Purchase Price shall be adjusted at the Closing pursuant to Section 1.03. At the Closing, Purchaser shall pay the Purchase Price (net of any necessary adjustment pursuant to Section 1.03) to the Shareholders, against delivery to Purchaser of a certificate or certificates, registered in its name or the name of its designees, representing the Shares sold pursuant to this Agreement. At Closing, the Purchase Price shall be paid as follows: (i) $3,000,000 of the Purchase Price shall be paid to an escrow agent (the "Escrow Agent") (which shall be a trust company or bank having trust powers acceptable to Purchaser and the Shareholders) pursuant to an escrow agreement substantially in the form of Exhibit 1.02 and (ii) $24,500,000.00 shall be paid in cash by wire transfer of immediately available funds, or in such other form and manner as may be mutually satisfactory, to an account or accounts designated in writing by the Shareholders at least two (2) business days prior to the Closing. The

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$3,000,000 of the Purchase Price held by the Escrow Agent (the "Escrow Funds")
shall be held by the Escrow Agent for a period of three (3) years after the Closing Date and shall be used to satisfy any claims that Purchaser may have against the Shareholders, including without limitation, claims for indemnification pursuant to Article V; provided, however, that on each of the first three anniversaries of the Closing Date, the Escrow Agent shall distribute to each Shareholder his pro rata portion of any Escrowed Funds held by the Escrow Agent in excess of the amount set forth below:

         Anniversary of the Closing Date	Remaining Escrow Funds

                    First	             $2,400,000 plus the amount, if any,
                                          of any Losses and Asserted
                                          Liabilities that are the subject of
                                          a claim by Purchaser for
                                          indemnification pursuant to Article
                                          V and that have not yet been paid to
                                          Purchaser or to other Persons for
                                          Purchaser's account


                    Second $1,500,000 plus the amount, if any, of any Losses and Asserted
                                          Liabilities that are the subject of
                                          a claim by Purchaser for
                                          indemnification pursuant to Article
                                          V and that have not yet been paid to
                                          Purchaser or to other Persons for
                                          Purchaser's account


                    Third $-0- plus the amount, if any, of any Losses and Asserted Liabilities that are the subject of a claim by Purchaser for indemnification pursuant to Article V and that have not yet been paid to Purchaser or to other Persons for Purchaser's account



	1.03	Purchase Price Adjustment.  On or prior to the Closing Date, the
Purchase Price shall be increased or decreased by the amount, if any, that the Aggregate Acquisition Amount in respect of the minority interests in the Company's subsidiaries at the Closing (collectively, the "Minority Interests") is less than or exceeds, respectively, $1,500,000. The term "Aggregate Acquisition Amount" means the aggregate purchase price of such Minority
Interest as calculated under the buy-sell agreements relating to such Minority Interests if a purchase event (other than death) were to take place on the Closing Date; provided, however, that the holders of the Minority Interests may not be required by such buy-sell agreements to sell such Minority
Interests as a result of or in connection with the transactions contemplated by this Agreement, and the acquisition price may not reflect the actual market

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
value of the Minority Interests. Nothing set forth herein is intended to require that Purchaser purchase, or be able to purchase, the Minority interests or any part thereof at the Aggregate Acquisition Amount. Further, where the purchase price in such contracts is based on the Company's or any of its Subsidiaries' book value, such book value shall be determined by reference to the Interim Financial Statements (as defined in Section 1.04).

	1.04	Closing Date Financial Statements.

               (a) Before the Closing Date and at the expense of Purchaser or the Company after the Closing Date, the Company shall prepare and cause Ernst & Young, L.L.P. to review an unaudited balance sheet as of the day on which the Closing is deemed to be effective pursuant to Section 1.05 together with an unaudited income statement for the period beginning on May 1, 1996 and ended on the day on which the Closing is deemed to be effective pursuant to
Section 1.05 (collectively, the "Interim Financial Statements"). The Shareholders and Purchaser acknowledge that the Purchase Price Adjustment described in Section 1.03 and the Dividend Payment referred to in Section 4.01(g) will be based on the Interim Financial Statements. Accordingly, within one hundred and twenty (120) days after the Closing Date, the Company shall prepare and cause Ernst & Young, L.L.P. to audit a balance sheet as of the day on which the Closing is deemed to be effective pursuant to
Section 1.05 and an income statement for the period beginning May 1, 1996 and ended on the day on which the Closing is deemed to be effective pursuant to
Section 1.05 (the "Closing Date Financial Statements"). The Purchase Price shall be increased or decreased to the extent that the Aggregate Acquisition Amount as calculated based on the Closing Date Financial Statements differs from the Aggregate Acquisition Amount as calculated based on the Interim Financial Statements. Similarly, the Dividend Payment shall be increased or decreased to the extent that the calculation of the Dividend Payment based on the Closing Date Financial Statements differs from the calculation of the Dividend Payment based on the Interim Financial Statements.

               (b) The Closing Date Financial Statements shall be prepared in accordance with GAAP consistently applied and shall be audited in accordance with generally accepted auditing standards. The Closing Date Financial statements shall be delivered to Purchaser and the Shareholders on or before the one hundred twentieth (120th) day after the Closing Date. Purchaser and the Shareholders shall have ten (10) days from the receipt of the Closing Date Financial Statements to review such Closing Date Financial Statements, and each party at its own expense may have the Closing Date Financial Statements reviewed by an independent accountant. In the event that any party does not agree with the Closing Date Financial Statements, then prior to the expiration of such ten (10) day period, the objecting party shall deliver a written objection (the "Objection") to the other party hereto (for purposes of this paragraph the Shareholders shall be deemed to be one party and the Company and Purchaser shall be deemed to be one party), which shall specify in reasonable detail the basis for the Objection. The parties shall negotiate in good faith to resolve the Objection, but if the Objection cannot be resolved by negotiation between the parties within thirty (30) days after the non-objecting party's receipt of the Objection, Purchaser shall cause the Closing Date Financial Statements, the Objection and all work papers related thereto (collectively, the "Determination Materials"), to be submitted to Coopers & Lybrand or such other independent Big Six accounting firm as the parties may select. Coopers & Lybrand shall review the Determination Materials and determine the correct Closing Date Financial Statements and notify the parties of its determination within thirty (30) days following the receipt of the Determination Materials, which determination shall be final and conclusive. The fees and expenses of Coopers & Lybrand shall be borne by the party whose position was not chosen by Coopers & Lybrand.

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
               (c) If the total of the Dividend Payment and the Purchase Price Adjustment as calculated based on the Closing Date Financial Statements pursuant to this Section 1.04 (the "Final Payments") is greater than the total of the Dividend Payment and the Purchase Price Adjustment as calculated based on the Interim Financial Statements paid at Closing (the "Initial Payments"), Purchaser shall pay the difference between such amounts to the Shareholders. If the Final Payments are less than the Initial Payments, the Shareholders shall pay the difference between such amounts to Purchaser. The payments required by this subsection shall be made by wire transfer in immediately available funds to an account or accounts designated in writing by the recipient within ten (10) days after (i) the delivery of the Closing Date Financial Statements as provided in this Section 1.04 or (ii) the resolution of any Objection thereto, if any.

          1.05 Closing; Effectiveness of Closing; Deliveries. The Closing shall occur at 10:00 a.m. local time on the Closing Date at the offices of Alston & Bird in Atlanta, Georgia. The Closing shall be effective as of the close of business on the day preceding the Closing Date, unless Purchaser reasonably determines that the Closing shall be effective as of the last day of the month immediately prior to the Closing Date, based on such effective date not having a Material financial impact to Purchaser. All deliveries, payments and other transactions and documents relating to the Closing
(i)shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition recedent to Closing), and (ii)shall be deemed to be consummated in the order set forth in this Agreement and, to the extent the order is not specified, shall be deemed to be consummated simultaneously.


                               ARTICLE II
       REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS AND THE COMPANY

          Each of the Shareholders and the Company, jointly and severally, hereby represent and warrant to Purchaser as follows:

          2.01 Title to Shares; Other Rights. Each of the Shareholders is the owner of all right, title and interest (legal and beneficial) in and to that number of Shares set forth next to his name on Schedule 2.01, free and clear of all Liens, except for restrictions on resale pursuant to applicable state and federal securities laws. Collectively, the Shareholders own all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of the Company's capital stock. Except as specifically contemplated by this Agreement and except as set forth on Schedule 2.01, no Person has any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase from the Shareholders of any of the Shares or for the purchase, subscription or issuance of any securities of the Company.

          2.02 Capacity and Validity. Each of the Shareholders has the full power, capacity and authority necessary to enter into and perform his or its obligations under this Agreement and the Other Agreements to which he is a party and to consummate the transactions contemplated hereby and thereby. The Company has the full corporate power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been approved by all necessary action of the Board of Directors and Shareholders of the Company, if any.
This Agreement has been, and the Other Agreements to which the Company or any of the Shareholders is a party will be when executed and delivered, duly

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
executed and delivered by the Shareholders and by duly authorized officers of the Company, and each such agreement constitutes, or will constitute when executed and delivered, a legal, valid and binding obligation of the Company and the Shareholders, as the case may be, enforceable against the Company and the Shareholders, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

          2.03 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to own, lease and operate its assets and to carry on its Business. Each of the Company's Subsidiaries listed on
Schedule 2.03 is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdictions listed on Schedule
2.03 next to the name of each such Subsidiary. Each of the Company's Subsidiaries has full corporate power and authority to own, lease and operate its assets and to carry on its Business. The Company and each of its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions listed in Schedule 2.03 next to the Company's and each of its Subsidiaries' names, and the character of the Company's and each of its Subsidiaries' assets or the nature of the Company's and each of its Subsidiaries' business do not require such qualification or licensing in any other jurisdiction except where the failure to so qualify or be so licensed would not have a Material Adverse Effect on the Company or any of its Subsidiaries. Complete and correct copies of the Articles of Incorporation, and all amendments thereto, of the Company and each of its Subsidiaries (certified by the Secretary of State of the jurisdiction of incorporation of each) and By-Laws of the Company and each of its subsidiaries, and all amendments thereto, (certified by the Secretary of the Company and each of its Subsidiaries) have been delivered to the Purchaser. Copies of all records of the proceedings of incorporators, shareholders and directors of the Company and each of its Subsidiaries, which are set forth in the Company's and each of its Subsidiaries' minute books (the "Minute Books"), are correct and complete and accurately reflect all proceedings of the Company's and each of its Subsidiaries' incorporators, shareholders and Board of Directors and all committees thereof. The stock record books of the Company and each of its Subsidiaries (the "Stock Record Books") are correct and complete and accurately reflect the stock ownership of its shareholders. The Minute Books and the Stock Record Books have been made available to Purchaser for review.

          2.04 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of $1.00 par value Common Stock, of which 819,513 are duly and validly issued and outstanding, are fully paid and nonassessable and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. No Shares are reserved for issuance. Except as set forth on
Schedule 2.01, the Company has no obligation to issue any additional Shares or securities convertible or exchangeable for Shares, or options or warrants for the purchase of (a) any Shares or (b) any securities convertible into or exchangeable for any Shares. There are no outstanding rights to either demand registration of any Shares under the Securities Act of 1933, as amended, or to sell any Shares in connection with such a registration of Shares.

          2.05 No Conflict. Except as disclosed on Schedule 2.05, neither the execution, delivery and performance of this Agreement or the Other Agreements to which it or he is a party by either the Company or any of the Shareholders nor the consummation by the Company or any of the Shareholders of the transactions contemplated hereby or thereby will (i)conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Articles of Incorporation, as amended, or the By-Laws, as amended, of the Company or any of its Subsidiaries, (ii)result in a Default under, or require the consent or approval of any party to, any Contract or License of the Company or any of the Shareholders, (iii)result in the violation of any Law or Order, or (iv)result in the creation or imposition of any Lien on the Shares or on any assets of the Company.

          2.06 Subsidiaries. Except as disclosed on Schedule 2.03, the Company has not in the past had, and does not currently have, any

Subsidiaries. Except as disclosed on Schedules 2.03 or 2.06, the Company has not in the past owned and does not currently own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person. The authorized and the issued and outstanding capital stock or shares of each of the Company's Subsidiaries together with the name of each shareholder of each such Subsidiary and the number of shares owned by each such shareholder is set forth on Schedule 2.03. All of the issued and outstanding capital stock or shares of each Subsidiary of the Company is duly and validly issued and outstanding, is fully paid and nonassessable and was issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. No capital stock or shares of any Subsidiary of the Company are reserved for issuance. None of the Company's Subsidiaries has any obligation to issue any additional shares or capital stock or securities convertible or exchangeable for capital stock or shares, or options or warrants for the purchase of (a) any capital stock or shares or (b) any securities convertible into or exchangeable for any capital stock or shares. There are no outstanding rights to either demand registration of any capital stock or shares of any of the Company's Subsidiaries under the Securities Act of 1933, as amended, or to sell any capital stock or shares in connection with such a registration of capital stock or shares. Except as specifically set forth on Schedule 2.06, no Person has any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase of any of the capital stock or shares of any of the Company's Subsidiaries or for the purchase, subscription or issuance of any securities of any of the Company's Subsidiaries.

          2.07 Financial Statements. The Financial Statements, correct and complete copies of which are included in Schedule 2.07, (i)are in accordance with the books and records of the Company and its Subsidiaries, which are correct and complete and which have been maintained in accordance with good business practices; (ii)present fairly the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their consolidated cash flows for the periods then ended; (iii)have been prepared in accordance with GAAP; and
(iv)reflect reserves that are adequate for all Known Liabilities and reasonably anticipated Losses, in each case to the extent required by GAAP and in conformity with GAAP. The unaudited monthly financial statements for the periods ending May 31, 1996, June 30, 1996, July 31, 1996, August 31, 1996,
September 30, 1996 and October 31, 1996 and the monthly statements of income to be delivered to Purchaser pursuant to Section 4.06 shall be prepared in the format historically utilized internally by the Company and its Subsidiaries and are subject to normal adjustments and lack footnotes and other presentation items. The audited, consolidated Financial Statements for each complete fiscal year contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the consolidated financial condition and the consolidated results of operations, changes in Shareholders' equity and changes in financial position or cash flows of the Company and its Subsidiaries.

2.8 Absence of Changes. Except as disclosed on Schedule 2.08, since the Balance Sheet Date, (i)the Business has been carried on only in the ordinary course consistent with past practice, (ii)there has been no Material Adverse Change, and there has been no event or circumstance that is reasonably anticipated to result in a Material Adverse Change with respect to the Company or any of its Subsidiaries or any of their assets or businesses, (iii)another the Company nor any of its Subsidiaries has directly or indirectly declared, paid or authorized any dividends or other distributions or payments in respect of its shares or securities, (iv)neither the Company nor any of its Subsidiaries has made any change in any method of accounting or accounting practice, and (v)neither the Company nor any of its Subsidiaries has canceled, modified or waived, without receiving payment or performance in full, any (a)liability owed to the Company or any of its Subsidiaries, as the case may be, including without limitation, any receivable of the Company or any of its Subsidiaries from any Affiliate or any Related Person to an Affiliate, (b)litigation the Company or any of its Subsidiaries may have against other Persons, or (c)other rights of the Company or any of its Subsidiaries, as the case may be.

          2.09   Tax Matters.  Except as set forth on Schedule 2.09:

                (a) The Company and each of its Subsidiaries has timely filed with the appropriate Governmental Authorities all required Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all Material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes (whether or not shown on any Tax Return) for all periods ending on or before the Balance Sheet Date, have been fully paid or appropriate deposits or adequate accruals have been made therefor on the Balance Sheet.

                (b) The reserves for Taxes in the Balance Sheet are sufficient for the payment of all unpaid Liabilities for Taxes of the Company and each of its Subsidiaries (whether or not disputed) for all activities which occurred and all assets owned during the periods ended on or before the Balance Sheet Date. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes other than in the ordinary course of business and no such Tax Liability so incurred is Material. Since 1990, neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, assessment, deposit or other charge by any Governmental Authority and no Liability is pending or has been assessed, asserted or threatened against the Company, any of its Subsidiaries or any of their respective assets in connection with any Tax. Neither the Company nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against the Company, any of its Subsidiaries or any of their respective assets, including without limitation, any claim by any Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries did not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to or liable for Taxes imposed by any Governmental Authority in such jurisdiction. There are no Liens for any Taxes (other than any Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Company's or any of its Subsidiaries' assets.

                (c) Since 1990, none of the Company's or its Subsidiaries' Tax Returns have ever been audited by the IRS or any other Governmental Authority and neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to a Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries has filed any consent under Section 341(f) of the Code relating to collapsible corporations. No Tax is required to be withheld pursuant to Section l445 of the Code as a result of any of the transfers contemplated by this Agreement and the Company will provide any certificate requested by Purchaser at Closing with respect thereto.

          2.10   Title to Assets; Encumbrances; Condition.

                (a) The Company and each of its Subsidiaries has good, valid and marketable (and, in the case of the Owned Real Property, if any, insurable) title to all of its assets free and clear of any and all Liens, except Permitted Liens. Schedule 2.10 contains copies of all documents evidencing the Liens upon the Company's or any of its Subsidiaries' assets and copies of all title insurance policies relating to any of the Owned Real Property.

                (b) Each of the Improvements and each item of Personal Property is in good condition and repair, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices. Each Improvement and each item of Personal Property is adequate for its present uses and operation and neither the Company nor any of its Subsidiaries has any intention to use or operate any Improvement or any item of Personal Property other than as presently used or operated. The Company's and its Subsidiaries' assets (including the Company's and its Subsidiaries' interest in all leased assets) include all assets required to operate the Business as presently conducted.

          2.11   Real Property.

                (a) Schedule 2.11 contains a correct and complete description (including, without limitation, a legal description) of all of the Real Property. To the Knowledge of the Company or any of the Shareholders, any and all rights and easements for public vehicular ingress thereto and egress therefrom (including curb cut rights from all adjacent public streets) necessary for the Business as presently conducted by the Company and its Subsidiaries is available to the Real Property. To the Knowledge of the Company or any of the Shareholders, no facts or circumstances exist which do, or potentially may, adversely affect any of the ordinary rights of access to and from the Real Property, from and to the existing public highways and roads, and there is no pending or threatened denial, revocation, modification or restriction of such access.

                (b) To the Knowledge of the Company or any of the Shareholders, all public and private utilities required for the operation of the Real Property and the Business either enter the Real Property through adjoining public streets or, if they enter through adjoining private land, do so in accordance with valid recorded public easements or private easements that will inure to the benefit of Purchaser and all of such public and private utilities are installed and operating and all installations and connection charges have been paid in full.

                (c) To the Knowledge of the Company or any of the Shareholders, no zoning or similar land use restrictions are presently in effect or proposed by any Governmental Authority that would impair the operation of the Business as presently conducted by the Company or its Subsidiaries or that would impair the use, occupancy and enjoyment of any of the Real Property. To the Knowledge of the Company or any of the Shareholders, all of the Real Property is in compliance with all applicable zoning or similar land use restrictions of all Governmental Authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of the Real Property and the Company and each of its Subsidiaries have performed all affirmative covenants relating to the Real Property and required to be performed by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority with regard to encroachments on or off the Real Property, violations of building codes, zoning, subdivision or other similar Laws or other material defects in the good, valid, marketable and insurable title of said Real Property.

                (d) Except as set forth on Schedule 2.11, as of the Closing Date, there will be no Contracts to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company or any of the Shareholders, any other Contracts affecting the Company's ownership or use of the Real Property or any part thereof, and there will be no Persons in possession of the Real Property or any part thereof other than the Company and its Subsidiaries.

                (e) No claim or right of adverse possession by any Third Party has been claimed or, to the Knowledge of the Company or any of the Shareholders, threatened with respect to the Real Property and none of such property is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Authority nor, to the Knowledge of the Company or any of the Shareholders, has any such sale, condemnation, expropriation or taking been proposed or threatened.

                (f) Schedule 2.11 contains a correct and complete description of all Leased Real Property. Each of the Contracts of the Company and its Subsidiaries relating to such Leased Real Property is fully and accurately identified and described (including, without limitation, duration and details of purchase options, if any) in Schedule 2.22(a)(i) and each such Contract is in full force and effect. Except as disclosed on Schedule 2.11, the Leased Real Property is not affected by any Lien, prior interests or superior interests of any nature whatsoever that will, or potentially could, terminate or otherwise adversely affect such Leased Real Property or any of the Company's or any of its Subsidiaries' rights, title or interests therein.

          2.12   Personal Property.

                (a) Schedule 2.12 contains a correct and complete list of each item of Personal Property, other than Inventory (excluding office furniture, equipment, supplies and miscellaneous items of personal property with an individual cost of less than $2,500).

                (b) Schedule 2.12 contains a correct and complete description of all Leased Personal Property. Each of the Contracts of the Company and its Subsidiaries relating to such Leased Personal Property is fully and accurately identified and described on Schedule 2.22(a)(ii) (including, without limitation, duration and details of purchase options, if any) and each such Contract is in full force and effect.

          2.13   Intellectual Property.

                (a) Schedule 2.13 contains a correct and complete list of all of the Company's and its Subsidiaries' respective Intellectual Property, including all license agreements relating thereto. None of the Company, its Subsidiaries, or any of their respective predecessors or Affiliates (or any goods or services sold by any of them) has violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of any Third Party and none of the Company's or its Subsidiaries' Intellectual Property or any related rights or any customer lists, supplier lists or mailing lists, as used in the Business or in the other businesses now or heretofore conducted by the Company or its Subsidiaries, infringes upon or otherwise violates the rights of any Third Party, nor has any Person asserted a claim of such infringement or misuse. The Company and its Subsidiaries have taken all reasonable measures to enforce, maintain and protect their respective interests and, to the extent applicable, the rights of Third Parties, in and to the Company's Intellectual Property. The Company and its Subsidiaries have all right, title and interest in, or are licensed to use in the Business or in other businesses now or heretofore conducted by the Company or any of its Subsidiaries, the Intellectual Property identified on Schedule 2.13. The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property rights of the Company or any of its Subsidiaries or result in a Default under any Contract of the Company or any of its Subsidiaries. Except as set forth in Schedule 2.13, neither the Company nor any of its Subsidiaries is obligated to make, nor has the Company or any of its Subsidiaries incurred any Liability to make, any payments for royalties, fees or otherwise to any Person in connection with any of the Company's or any of its Subsidiaries' Intellectual Property. All patents, trademarks, trade names, service marks, assumed names, and copyrights and all registrations thereof included in or related to the Company's or any of its Subsidiaries' Intellectual Property are valid, subsisting and in full force and effect. Neither the Company nor any of its Subsidiaries is aware of any infringement of the Company's or any of its Subsidiaries' Intellectual Property, and there are no pending infringement actions against another for infringement of the Company's or any of its Subsidiaries' Intellectual Property or theft of the Company's or any of its Subsidiaries' trade secrets.

                (b) No present or former officer, director, partner or employee of the Company or any of its Subsidiaries owns or has any proprietary, financial or other interest, direct or indirect, in any of the Company's or any of its Subsidiaries' Intellectual Property, except as described on Schedule 2.13. No officer, director, partner or employee of the Company or any of its Subsidiaries has entered into any Contract that requires such officer, director, partner or employee to assign any interest to inventions or other Intellectual Property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts or prohibits such officer, director, partner or employee from engaging in competitive activities with or the solicitation of customers from any competitor of the Company or any of its Subsidiaries.

          2.14 Computer Software and Databases. Schedule 2.14 accurately identifies, and describes the functions of, all Computer Software and Databases owned, licensed, leased or internally developed by the Company or any of its Subsidiaries or otherwise used in connection with the Business, other than generally commercially available standard software programs licensed under shrink-wrap licenses. The Company and its Subsidiaries have use of or the ability to freely acquire, without costs in excess of $10,000 to the Company or any of its Subsidiaries for such acquisition, all Computer Software and Databases that are necessary to conduct the Business as presently conducted by the Company and its Subsidiaries and all documentation relating to all such Computer Software and Databases, except where the failure to acquire such Computer Software Databases or documentation would not have a Material Adverse Effect on the Company. The Computer Software and Databases perform in accordance with the documentation related thereto or used in connection therewith and, to the Knowledge of the Company or any of the Shareholders, are free of defects in programming and operation. Schedule 2.14 identifies each Person to whom the Company or any of its Subsidiaries, in the last two (2) years, has sold, licensed, leased or otherwise transferred or granted any interest or rights to any of the Computer Software and Databases of the Company or any of its Subsidiaries and the date of each such sale, license, lease or other transfer or grant. The Company has previously delivered to Purchaser complete and accurate copies of all documents relating to each such sale, license, lease or other transfer or grant.

          2.15 Accounts Receivable. The Accounts Receivable are (i) validly existing, (ii) enforceable by the Company or its Subsidiaries in accordance with the terms of the instruments or documents creating them, and (iii) to the Knowledge of the Company or any of the Shareholders, collectible within ninety
(90) days after billing at the full recorded amount thereof less an allowance for collection losses disclosed in the Balance Sheet, or in the case of Accounts Receivable arising after the Balance Sheet Date, an allowance for collection losses accrued on the books of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and in accordance with GAAP. The allowance for collection losses on the Balance Sheet was established in the ordinary course of business consistent with past practices and in accordance with GAAP. The Accounts Receivable represent monies due for, and have arisen solely out of, bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices. None of the Accounts Receivable represent monies due for goods either sold on consignment or sold on approval. There are no refunds, discounts or other adjustments payable with respect to any such Accounts Receivable, and there are no defenses, rights of set-off, counterclaims, assignments, restrictions, encumbrances, or conditions enforceable by Third Parties on or affecting any Account Receivable.

          2.16 Insurance. All of the assets and the operations of the Company, its Subsidiaries and the Business of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Company and its Subsidiaries in such amounts and against such losses, casualties or risks as is (i) usual in such companies and for such assets, operations and businesses, (ii) required by any Law applicable to the Company, any of its Subsidiaries or the Business, or

(iii) required by any Contract of the Company or any of its Subsidiaries.
Schedule 2.16 contains a complete and accurate list of all insurance policies now in force and held or owned by the Company and each of its Subsidiaries and such Schedule indicates the name of the insurer, the name of the insured, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number and the amounts of coverage and deductible in each case and all outstanding claims thereunder. Correct and complete copies of all such policies have been delivered to Purchaser by the Company on or before the date of this Agreement. All such policies are in full force and effect and enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries is now in Default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of any premiums due thereon, and neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim thereunder in due and timely fashion. Since January 1, 1990, neither the Company nor any of its Subsidiaries has been refused or denied renewal of, any insurance coverage in connection with the Company, its Subsidiaries, the ownership or use of the Company's or its Subsidiaries assets or the operation of the Business.

          2.17 Bonds, Letters of Credit and Guarantees. Schedule 2.17 contains a complete and accurate list of all bonds (whether denominated bid, litigation, performance, fidelity, or otherwise), letters of credit, and guarantees issued by the Company, any of its Subsidiaries, the Shareholders or others for the benefit of the Company or any of its Subsidiaries and now in force or outstanding. Such Schedule 2.17 also contains a summary of the terms, amount, cost and reason for issuance of each such bond, letter of credit and guarantee, correct and complete copies of which have been delivered to Purchaser by the Company on or before the date of this Agreement. The bonds, letters of credit and guarantees listed in Schedule 2.17 satisfy all requirements for bonds, letters of credit or guarantees set forth in (i)any Law applicable to the Company, any of its Subsidiaries or the Business and
(ii)any Contracts of the Company or any of its Subsidiaries.   All such
bonds, letters of credit and guarantees are in full force and effect and enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries is in Default regarding the provisions of any bond, letter of credit or guarantee, including, without limitation, the failure to make timely payment of all premiums and fees due thereon, and neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim thereunder in due and timely fashion.

          2.18   Compliance with Law.

                (a) The Company and each of its Subsidiaries have complied with and are in compliance with all Laws, Licenses and Orders applicable to, required of or binding on the Company, any of its Subsidiaries, any of their assets or their Businesses, and neither the Company nor any of the Shareholders has Knowledge of any basis for any claim of current or past non-compliance with any such Law, License or Order. No notices from any Governmental Authority with respect to any failure or alleged failure of the Company, any of its Subsidiaries, any of their assets or the Business to comply with any Law, License or Order have been received by the Company, any of its Subsidiaries or any of the Shareholders, nor, to the Knowledge of the Company or any of the Shareholders, are any such notices proposed or threatened. Schedule 2.18 contains a complete and correct list and copies of all Licenses and Orders applicable to, required of or binding on the Company, any of its Subsidiaries, any of their assets or the Business.

                (b) The Company and each of its Subsidiaries hold all Material Licenses necessary for or used in the operations of the Business, and each such Material License is, in full force and effect. Schedule 2.18(b) contains a true and complete list of all such Material Licenses (showing, in each case, the expiration date). No application, action or proceeding is pending for the renewal or modification of any of such Material Licenses, and no application, action or proceeding is pending or, to the Knowledge of the

Company or any of the Shareholders, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of any of such Licenses, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Business that may Materially and adversely affect the rights of Purchaser, the Company or any of its Subsidiaries under any such Material License. To the Knowledge of the Company and any of the Shareholders, all Material returns, reports and statements required to be filed by the Company or any of its Subsidiaries with any Governmental Authority relating to the Business have been filed and complied with and are complete and correct in all Material respects as filed.

                (c) Except as described in Schedule 2.18, there are no Material capital expenditures that the Company or any of the Shareholders anticipates will be required to be made in connection with the Company's or any of its Subsidiaries' assets or the Business as now conducted in order to comply with any Law applicable to the Company, any of its Subsidiaries, any of their assets or the Business as now conducted.

          2.19   Environmental.  Except as set forth in Schedule 2.19:

                (a) There is no Environmental Litigation (or any Litigation against any Person whose Liability, or any portion thereof, for Environmental Matters or under any Environmental Laws the Company or any of its Subsidiaries has or may have retained or assumed contractually or by operation of Law) pending or, to the Knowledge of the Company or any of the Shareholders, threatened with respect to (i)the ownership, use, condition or operation of the Business, the Real Property or any other asset of the Company or any of its Subsidiaries or any asset formerly held for use or sale by the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries, or (ii) any violation or alleged violation of or Liability or alleged Liability under any Environmental Law or any Order related to Environmental Matters except where such violation would not have a Material Adverse Effect on the Company. To the Knowledge of the Company or any of the Shareholders, there are no existing, and there have not been any prior, violations of (i)any Environmental Law, or (ii)any Order related to Environmental Matters, with respect to the ownership, use, condition or operation of the Business, the Real Property or any other asset of the Company or any of its Subsidiaries or any asset formerly held for use or sale by the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries except where such violation would not have a Material Adverse Effect on the Company. To the Knowledge of the Company or any of the Shareholders, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Environmental Matter, that will result in
(i)any Environmental Litigation against the Company or any of its Subsidiaries, or (ii)any Litigation against any Person whose Liability (or any portion thereof) for Environmental Matters or under any Environmental Laws the Company or any of its Subsidiaries has or may have retained or assumed contractually or by operation of Law. To the Knowledge of the Company or any of the Shareholders, none of the Company, any of its Subsidiaries, any of their respective predecessors or any of their respective former Subsidiaries nor anyone Known to the Company has used any assets or premises of the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances. The disclosure of facts set forth in Schedule 2.19 shall not relieve the Company or any of the Shareholders of any of its or his obligations under this Agreement, specifically including, without limitation, the obligation to indemnify Purchaser as set forth in Article V hereof.

                (b) To the Knowledge of the Company or any of the Shareholders, no release, discharge, spillage or disposal of any Hazardous

Substances has occurred or is occurring at any assets owned, leased, operated or managed, directly or indirectly, by the Company or any of its Subsidiaries or any of their respective former Subsidiaries or any part thereof while such assets were owned, leased, operated or managed, directly or indirectly, by the Company or any of its Subsidiaries.

                (c) No soil or water in, under or adjacent to any assets owned, leased, operated or managed, directly or indirectly, by the Company or any of its Subsidiaries or assets formerly held for use or sale by the Company or any of its Subsidiaries or, in either case, any of their respective former Subsidiaries has been contaminated by any Hazardous Substance while or before such assets were owned, leased, operated or managed, directly or indirectly, by the Company, any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries as a direct result of the activities of the Company or its Subsidiaries.

                (d) All waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of its Subsidiaries or any of their respective former Subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Environmental Laws and there is no Environmental Litigation with respect to any such release or disposal.

                (e) To the Knowledge of the Company or any of the Shareholders, all underground tanks and other underground storage facilities presently or previously located at any Real Property owned, leased, operated or managed by the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries or any such tanks or facilities located at any Real Property while such Real Property was owned, leased, operated, or managed by the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries are listed together with the capacity and contents (former and current) of each such tank or facility in Schedule 2.19. To the Knowledge of the Company or any of the Shareholders, none of such underground tanks or facilities is leaking or has ever leaked, and neither the Company nor any of its Subsidiaries holds any responsibility or Liability for any underground tanks or underground facilities at any other location.

                (f) To the Knowledge of the Company or any of the Shareholders, all waste, hazardous or otherwise, has been removed from all Real Property of the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries.

                (g) To the Knowledge of the Company or any of the Shareholders, the Company, each of its Subsidiaries and each of their respective predecessors and each of their respective former Subsidiaries have complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances and none of the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries has made any such reports concerning any Real Property of the Company or any of its Subsidiaries or concerning the operations or activities of the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries.

                (h) To the Knowledge of the Company or any of the Shareholders, no building or other Improvement or any Real Property owned, leased, operated or managed, directly or indirectly, by the Company or any of its Subsidiaries contains any asbestos-containing materials.

                (i) Without limiting the generality of any of the foregoing, (i)all on-site and off-site locations where the Company or any of its Subsidiaries or any of their respective former Subsidiaries has stored, disposed or arranged for the disposal of Hazardous Substances are identified in Schedule 2.19, (ii) none of the on-site or off-site locations identified in
Schedule 2.19 is listed on any federal, state or local government lists of abandoned disposal sites or sites where Hazardous Substances have or may have occurred, and (iii)no polychlorinated biphenyls ("PCB's") are used or stored on or in any real property owned, leased, operated or managed, directly or indirectly, by the Company or any of its Subsidiaries or any of their respective former Subsidiaries.

                (j) Schedule 2.19 contains a correct and complete list of all environmental site assessments and other studies relating to the investigation of the possibility of the presence or existence of any Environmental Matter with respect to the Company, any of its Subsidiaries, the Business, any assets owned, leased, operated or managed, directly or indirectly, by the Company or any of its Subsidiaries or any of their respective predecessors or any of their respective former Subsidiaries, and the Company has previously delivered to Purchaser a correct and complete copy of each such assessment and study.

          2.20   Litigation and Claims.  Except as disclosed on Schedule 2.20:

                (a) There is no Litigation pending or, to the Knowledge of the Company or any of the Shareholders, threatened and none of the Company or any of the Shareholders has any Knowledge of any basis for any such Litigation, any uninsured Loss from which would reasonably be expected to exceed $1,000,000 or any facts or the occurrence of any event which might give rise to any Litigation, any uninsured Loss from which would reasonably be expected to exceed $1,000,000.

                (b) There are no outstanding Orders binding upon the Company, any of its Subsidiaries, any of their respective assets, the Business or the Shares.

                (c) There are no pending or, to the Knowledge of the Company or any of the Shareholders, threatened investigations or inquiries regarding the Company, any of its Subsidiaries, any of their respective assets or the Business by any Governmental Authority. Schedule 2.20 describes all inspection reports, questionnaires, inquiries, demands, requests for information, and claims of violations or non-compliance with any Law received by the Company, any of its Subsidiaries or any of the Shareholders from any Governmental Authority and all written statements or responses of the Company, any of its Subsidiaries or any of the Shareholders with respect thereto in the five (5) year period preceding the Closing Date.

                (d) No Litigation has been pending during the three (3) years prior to the date hereof that, individually or in the aggregate resulted in a Loss (including, without limitation, insured Losses) in excess of $500,000 or granted any injunctive relief against the Company or any of its Subsidiaries.

                (e) Except as disclosed on Schedule 2.20, neither the Company nor any of its Subsidiaries has been advised by any attorney representing it that there are any "loss contingencies" (as defined in Statement of Financing Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB 5"), which would be required by FASB 5 to be disclosed or accrued in financial statements of the Company, were such financial statements prepared as of the date hereof.

          2.21   Benefit Plans.

                (a) Schedule 2.21 lists every Employee Benefit Plan (i) currently maintained by, sponsored in whole or in part by, or contributed to by the Company or its Subsidiaries and (ii) each other Employee Benefit Plan under which the Company or its Subsidiaries has or potentially has any Liability. Schedule 2.21 separately identifies whether the Employee Benefit Plans listed on Schedule 2.21 comes within subparagraph (a)(i) or subparagraph (a)(ii) of this Section 2.21. Schedule 2.21 lists the approximate annual aggregate cost to the Company and its Subsidiaries of such Employee Benefit Plans for the fiscal year ended April 30, 1996 and for the current fiscal year up to the end of the calendar month immediately prior to the calendar month that includes the Closing Date. For purposes of determining the aggregate cost, employee pre-tax deferrals to an Employee Benefit Plan subject to Code Section 408(k) and employee pre-tax deferrals under Code Section 125 to a medical expense reimbursement account or dependent care reimbursement account may be ignored. On or after September 26, 1980, none of the Company, its Subsidiaries nor any entity aggregated with the Company or its Subsidiaries under Code Section 414 (for purposes of this Section, an "ERISA Affiliate") has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). No Employee Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. In addition, no Employee Benefit Plan is or has been intended to be a tax qualified plan described in Code Section 401(a) and no such plan is or has been subject to the minimum funding rules of Code Section 412, ERISA Section 302, or Title IV of ERISA.

                (b) The Employee Benefit Plans listed on Schedule 2.21 have been delivered to Purchaser for review, including (to the extent applicable) correct and complete copies of: (i) all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Employee Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited Financial Statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three (3) plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

                (c) Except as disclosed in Schedule 2.21, all the Employee Benefit Plans and the related trusts subject to ERISA comply with and have been administered in compliance with, (i) the applicable provisions of ERISA,
(ii) all applicable provisions of the Code, (iii) all applicable state and federal securities Laws, and (iv) all other applicable Laws and any collective bargaining agreements, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority questioning or challenging such compliance. All available determination letters and required registrations under federal and state securities Laws ("Permits") for the Employee Benefit Plans have been obtained and all such Permits continue in full force and effect. No event has occurred or failed to occur with respect to an Employee Benefit Plan which will or could give rise to the loss of intended tax consequences under the Code or to any Tax under Section 511 of the Code. Neither Company nor any of its ERISA Affiliates have ever established, maintained or contributed to a trust associated with or operated in conjunction with an ERISA Plan.

                (d) Except as disclosed in Schedule 2.21, no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of the Company or any of its Subsidiaries prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such plans. None of the Company, its Subsidiaries or any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that could subject the Company, any of its Subsidiaries or Purchaser to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course and, to the Knowledge of the Company or its Subsidiaries, their lawyers and any service provider to an Employee Benefit Plan, no Litigation has been commenced or has been threatened with respect to any Employee Benefit Plan.

                (e) Except as disclosed in Schedule 2.21, all Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Benefit Plans are correct and complete, have been timely filed as required by Law with the IRS and the United States Department of Labor, have been timely distributed as required by Law to participants in the Employee Benefit Plans, and there have been no changes in the information set forth therein.

                (f) No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Code Section 4975) of any Employee Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Code Section 4975 or ERISA Section 406). Neither the Company nor any of its Subsidiaries has incurred any Liability under Title IV of ERISA, including any Liability that could arise under Title IV of ERISA as a result of the Company's or any of its Subsidiaries' membership in a
"controlled group" as defined in ERISA    4001(a)(14) and 4001(b)(1).

                (g) For any ERISA Plan that is an employee pension benefit plan as defined in ERISA 3(2) ("ERISA Pension Plan"), the fair market value of such Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such ERISA Pension Plan.

                (h) Neither the Company nor any of its Subsidiaries has maintained, and neither does maintain, an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under
Part 6 of Title I of ERISA or Code Section 4980B or their successors. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan and no circumstances exist which could give rise to such Taxes.

                (i) Except as disclosed on Schedule 2.21, neither the execution and delivery of this Agreement or the Other Agreements nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or (2) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                (j) Except as disclosed on Schedule 2.21, all individuals participating in (or eligible to participate in) any Employee Benefit Plan maintained (or contributed to) by the Company or any of its Subsidiaries are common-law employees.

          2.22   Contracts.

                (a)    Description.

                     (i) Real Property. Schedule 2.22(a)(i) is a list or brief description of all Contracts currently in effect that affect or relate to the Real Property, including, without limitation, Contracts evidencing Liens and including those referred to in Schedule 2.10.

                     (ii) Personal Property. Schedule 2.22(a)(ii) is a list or brief description of all Contracts currently in effect that affect or relate to the Personal Property, including, without limitation, Contracts evidencing Liens and including those referred to in Schedule 2.10 (other than Contracts affecting rights in the Personal Property each of which does not involve the payment by the Company of more than $10,000 per month or $100,000 per year).

                     (iii) Purchase Orders -- Non-Capital Assets. Schedule 2.22(a)(iii) is a list of all outstanding Contracts of the Company and each of its Subsidiaries or that relate to the Business, for the acquisition or sale of goods, assets or services (other than such Contracts that do not exceed $50,000 each and other than purchase orders, or other commitments, for the acquisition of capital assets).

                     (iv) Purchase Orders -- Capital Assets. Schedule 2.22(a)(iv) is a list of all outstanding Contracts of the Company and each of its Subsidiaries or that relate to the Business, for the acquisition of capital assets (other than such Contracts that do not exceed $10,000 each).

                     (v) Sales Contracts. Schedule 2.22(a)(v) is a list or brief description of all Contracts of the Company and each of its Subsidiaries or that relate to the Business, for the sale of products or the performance of services by the Company and its Subsidiaries and that exceed $250,000 each and that are unfilled or uncompleted as of January 1, 1997.

                     (vi) Employment; Other Affiliate Contracts. Schedule 2.22(a)(vi) contains a list or brief description of all Contracts of the Company and each of its Subsidiaries or that relate to the Business, with any employee, officer, agent, consultant, independent contractor, employee leasing company, temporary employee provider or Affiliate of the Company and its Subsidiaries.

                     (vii) Sales Representative Contracts. Schedule 2.22(a)(vii) is a list or brief description of all Contracts of the Company and each of its Subsidiaries or that relate to the Business, with any agent, broker, distributor, dealer, or sales representative of, or any Person in a similar representative capacity for, the Company or any of its Subsidiaries.

                     (viii) Powers of Attorney. Schedule 2.22(a)(viii) is a list or brief description of all powers of attorney given by the Company or any of its Subsidiaries, whether limited or general, to any Person continuing in effect.

                     (ix) Intellectual Property Contracts. Schedule 2.22(a)(ix) is a list of all Contracts relating to the Intellectual Property, including, without limitation, Contracts evidencing Liens and including those referred to in Schedule 2.10.

                     (x) Any Other Contracts. Schedule 2.22(a)(x) is a list or brief description of any other Contracts of the Company and each of its Subsidiaries or that relate to the Business that are not otherwise described on Schedules 2.22(a)(i) through 2.22(a)(x) and that: (A) provide for monthly payments in excess of $10,000, (B) provide for payments, or under which payments actually made were, by or to the Company or any of its Subsidiaries in any calendar year or fiscal year in excess of $50,000, (C) require performance by the Company or any of its Subsidiaries of any obligation for a period of time extending beyond six (6) months from the Closing Date or that is not terminable by the Company or any of its Subsidiaries without penalty upon sixty (60) days or less notice, (D) evidence, create, guarantee or service indebtedness of the Company or any of its Subsidiaries, (E) establish or provide for any joint venture, partnership or similar arrangement involving a Shareholder or the Company or any of its Subsidiaries, or (F) guarantee or endorse the Liabilities of any other Person.

	The lists or descriptions in all Schedules referred to above are correct and complete as of the date hereof unless otherwise noted thereon.

                (b) Copies. Correct and complete copies of all the written Contracts, and correct and complete descriptions of all oral Contracts, referred to in Section 2.22(a) have been delivered to Purchaser on or before the date hereof.

                (c) No Default. Neither the Company or any of its Subsidiaries nor any other party is in Default under any of the Contracts or any Liens referred to in Section 2.22(a) and there is no basis for any claim of Default under any such Contract.

                (d) Assurances. Except as set forth on Schedules 2.22(a)(i) through 2.22(a)(x), each of the Contracts referred to in this
Section 2.22 (i) is in full force and effect, (ii) constitutes a valid, legal and binding agreement of the parties thereto, enforceable in accordance with its terms except for bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally and as otherwise set forth in Schedules 2.22(a)(i) through Schedule 2.22(a)(x) and (iii) was executed in the ordinary course of business consistent with past practice by the Company or any of its Subsidiaries. Except as set forth on Schedule 2.22(d) and other than as may be the result of a Default by the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract or Contracts that, either separately or in the aggregate has had or through the Closing Date will have had a Material Adverse Effect with respect to the Company, any of its Subsidiaries, their respective assets, or the Business. Except for those Contracts listed in Schedule 2.05, the continuation, validity and effectiveness of each of the Contracts referred to in this Section 2.22 will not, as a matter of Law, be affected in any way by the consummation of the transactions contemplated by this Agreement.

          2.23 Suppliers and Customers. Schedule 2.23 sets forth each supplier to whom payments were made that equaled or exceeded five percent (5%) of the Company's and its Subsidiaries' consolidated cost of goods sold for the fiscal year ended April 30, 1996 or to whom payments are projected to equal or exceed such percentage for the current fiscal year (the "Large Suppliers"). Schedule 2.23 sets forth each customer or group of related customers from whom payments were received that equaled or exceeded five percent (5%) of the Company's and its Subsidiaries' consolidated gross sales for the fiscal year ended April 30, 1996 or from whom payments are projected to equal or exceed such percentage for the current fiscal year (the "Large Customers") and the percentage of the Company's and its Subsidiaries' consolidated gross sales allocable to each of such Large Customers for each such fiscal year. Except as reflected on Schedule 2.23, no supplier is a sole source of supply of any good or service to the Company or any of its Subsidiaries. To the Knowledge of the Company or any of the Shareholders, the relationships of the Company and each of its Subsidiaries with its Large Suppliers and Large Customers are good commercial working relationships and, except as set forth on Schedule 2.23, neither (i) any of the Large Suppliers or any of the Large Customers, nor (ii) any supplier who at any time during 1995 was or now is the sole source of supply of any good or service, has terminated, or threatened to terminate, its relationship with the Company or any of its Subsidiaries or has during the last twelve (12) months decreased or limited, or threatened to decrease or limit, its services, supplies or materials to the Company or any of its Subsidiaries or its usage or purchase of the goods or services of the Company or any of its Subsidiaries, as the case may be. Without inquiry of any of the Large Suppliers or any of the Large Customers, none of the Company or any of the Shareholders has any Knowledge that any of the Large Suppliers or any of the Large Customers intends to terminate or otherwise modify adversely to the Company or any of its Subsidiaries its relationship with the Company or any of its Subsidiaries or to decrease or limit its services, supplies or materials to the Company or any of its Subsidiaries or its usage or purchase of the goods or services of the Company or any of its Subsidiaries, and neither the Company nor any of the Shareholders has Knowledge of any communication to the effect that the acquisition of the Shares by Purchaser may adversely affect the relationship of the Business or of the Company or any of its Subsidiaries with any of the Large Suppliers or any of the Large Customers.

          2.24 Labor Matters. Schedule 2.24 contains a correct and complete list of all employees of the Company and each of its Subsidiaries whose direct annual compensation exceeds $50,000. Except as disclosed on Schedule 2.24, the employment of all employees of the Company and each of its Subsidiaries is terminable at will by the Company or its Subsidiary, as the case may be, without any penalty or severance obligation incurred by the Company or such Subsidiary. Except as set forth on Schedule 2.24, neither the Company nor any of its Subsidiaries will owe any amounts to any of its employees as of the Closing Date, including, without limitation, any amounts incurred for wages, bonuses, vacation pay, sick leave or any severance obligations. Except as and to the extent set forth in Schedule 2.24, (i) neither the Company nor any of its Subsidiaries is a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to any employees of the Company or any of its Subsidiaries and no attempt to organize any of the employees of the Business has been made, proposed or, to the Knowledge of the Company or any of the Shareholders, threatened, (ii) since January 1, 1991, neither the Company nor any of its Subsidiaries has had any Equal Employment Opportunity Commission charges or other claims of employment discrimination, harassment or wrongful discharge made against it or any of its employees, (iii) since January 1, 1991, no state or federal Wage and Hour Department investigations have been made of the Company or any of its Subsidiaries and no claims or charges relating to wage and hour issues have been filed, or to the Knowledge of the Company or the Shareholders, threatened, (iv) no labor strike, dispute, slowdown, stoppage or lockout is pending or threatened against or affecting the Company, any of its Subsidiaries, their respective assets or the Business and during the past five (5) years there has not been any such action, (v) no unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company or any of the Shareholders, threatened before the National Labor Relations Board or any similar Governmental Authority, (vi) since January 1, 1991, no Office of Federal Contract Compliance Programs compliance review or investigation or other United States Department of Labor or state department of labor compliance review or investigation has been made of the Company and the Company has not received notice of any such compliance review or investigation, (vii) the Company is not bound by any consent decree or settlement agreement relating to employment decisions or relations with employees or applicants for employment, (viii) no Occupational Safety and Health Administration investigations have been made of the Company in the past five (5) years, and (ix) since January 1, 1991, neither the Company nor any of its Subsidiaries has received any notice that any of the officers, employees, consultants, agents, or other Persons performing services for the Business, will terminate or contemplates terminating his or her employment currently or at any time within sixty (60) days after the Closing Date or will otherwise not be available to the Company or any of its Subsidiaries. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither the Company nor any of its Subsidiaries has effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has either the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Schedule 2.24, none of the Company's or any of its Subsidiaries employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date hereof.

          2.25 Prospective Changes. Except as described in Schedule 2.25, none of the Company or any of the Shareholders has actual knowledge of any changes (other than changes occurring generally in the corrugated box distribution industry) reasonably expected to occur within one (1) year from the date of this Agreement to the Company, any of its Subsidiaries, their respective assets or Liabilities, the Business, relations with employees, relations with customers, competitive situation or relations with suppliers affecting the Company, any of its Subsidiaries or the Business, which, if they occur, would have a Material Adverse Effect with respect to the Company, any of its Subsidiaries or the Business.

          2.26 Brokers and Finders. Except as set forth on Schedule 2.26, no finder or any agent, broker or other Person acting pursuant to authority of the Company, any of its Subsidiaries or any of the Shareholders is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          2.27   Interested Transactions.  Except as set forth in
Schedule 2.27, neither the Company nor any of its Subsidiaries is a party to any Contract or other transaction with any Affiliate of the Company or any of its Subsidiaries, any Related Party of any Affiliate of the Company or any of its Subsidiaries (other than as a Shareholder or employee of the Company or any of its Subsidiaries), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each of such Contracts and other transactions described in the preceding sentence contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 2.27, none of the Persons described in the first sentence of this Section 2.27 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with the Company, any of its Subsidiaries or the Business.

          2.28   Officers, Directors and Bank Accounts.  Schedule 2.28 lists
(i) the names of all officers and directors of the Company and each of its Subsidiaries and (ii) the name and location of each bank or other institution in which the Company or any of its Subsidiaries has any deposit account or safe deposit box in which the Company or any of its Subsidiaries has any interest or access, all account numbers and names of all Persons authorized to draw thereon or to have access thereto.

          2.29   Inventories.

                (a) All items of Inventory of the Company and each of its Subsidiaries consist of items of a quality, quantity and condition usable and salable in the ordinary course of the Business within ninety (90) days after the Closing Date without discount or reduction and conform to generally accepted standards in the industry of which the Company and its Subsidiaries are a part. The value of each item of Inventory reflected on the Balance Sheet, was, in each instance, valued at a reasonable amount in accordance with GAAP and based on the ordinary course of the Business consistent with the historical valuation policy of the Company and its Subsidiaries and is not subject to any write-down or write-off in excess of the Inventory reserves stated in the Balance Sheet.

                (b) Contracts for the purchase of raw materials, parts and services are not in excess of $50,000, and none of such purchase Contracts are at prices in excess of the prevailing market prices at the time of the purchase. Sales Contracts for finished goods are at prices in excess of the prices used in valuing Inventory items or of estimated costs of manufacture or purchase, as the case may be, for items not in Inventory, after allowing for reasonable selling expenses and production overhead. There are no pending or, to the Knowledge of the Company or any of the Shareholders, threatened claims against the Company or any of its Subsidiaries seeking return of, credit for, or reimbursement for merchandise with an aggregate original sales price in excess of $5,000, by reason of alleged overshipments, defective merchandise, or otherwise, including, without limitation, merchandise held by customers of the Company or any of its Subsidiaries pursuant to a Contract providing that such merchandise is or would be returnable.

          2.30 Compliance with the Immigration Reform and Control Act. The Company and each of its Subsidiaries is in full compliance with and has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the "Immigration Laws"). With respect to each employee (as defined in Section 274a.1(f) of Title 8, Code of Federal Regulations) of the Company or any of its Subsidiaries for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) is required, the Company and each of its Subsidiaries has supplied, or shall supply prior to the Closing Date, to Purchaser such employee's Form I-9 (Employment Eligibility Verification Form) and all other applicable records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. Neither the Company nor any of its Subsidiaries has ever been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

          2.31 Statements True and Correct. No representation or warranty made by the Company or the Shareholders, nor any statement, certificate or instrument furnished or to be furnished to Purchaser pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.


                               ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to the Company and the Shareholders that:

          3.01 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with the corporate power and authority to carry on its business and to own, lease and operate its assets.

          3.02 Capacity and Validity. Purchaser has the full corporate power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements will have been approved by all necessary action of Purchaser's Board of Directors on or before Closing. This Agreement has been, and the Other Agreements will be when executed and delivered, duly executed and delivered by duly authorized officers of Purchaser and each constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally.

          3.03 No Conflict. Except as disclosed on Schedule 3.03, neither the execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by Purchaser nor the consummation of the transactions contemplated hereby or thereby, will (i)conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Articles of Incorporation, as amended, or Bylaws, as amended, of Purchaser, (ii)result in a Default under, or require the consent or approval of any party to, any Contract or License of Purchaser,
(iii)result in the violation of any Law or Order, or (iv)result in the creation or imposition of any Lien.

          3.04 Brokers and Finders. Except as set forth in Schedule 3.04, no finder or any agent, broker or other Person acting pursuant to authority of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          3.05 Investment Representation. Purchaser is acquiring the Shares pursuant to this Agreement for its own account with the present intention of holding such securities for purposes of investment, and Purchaser has no present intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

          3.06 Statements True and Correct. No representation or warranty made by Purchaser, nor any statement, certificate or instrument furnished or to be furnished to the Company or the Shareholders pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.


                               ARTICLE IV
   COVENANTS AND ADDITIONAL AGREEMENTS OF THE COMPANY, THE SHAREHOLDERS AND
                                PURCHASER

          4.01 Conduct of Business. Prior to the Closing Date, except with the prior written consent of Purchaser and except as necessary to effect the transactions contemplated in this Agreement, the Company and each of its Subsidiaries shall, and the Shareholders shall cause the Company and each of its Subsidiaries to:
               (a) conduct the Business in substantially the same manner as presently being conducted, and refrain from entering into any transaction or Contract other than in the ordinary course of business consistent with past practice, except as otherwise contemplated by this Agreement;
               (b) confer on a regular and frequent basis with Purchaser to report Material operational matters and to report the general status of ongoing operations;
               (c) notify Purchaser of any unexpected emergency or other change in the normal course of the Business or the operation of the assets of the Company or any of its Subsidiaries, and of any pending or threatened Litigation (or communications indicating that the same may be contemplated), affecting the Company, the Business or any Material assets, and keep Purchaser fully informed of such events and permit its representatives prompt reasonable access to all materials prepared in connection therewith;
               (d) except in the ordinary course of business consistent with past practice, not make any capital expenditure;
               (e) not take any action, or omit to take any action, that would cause the representations and warranties contained in Article II hereof to be incorrect or incomplete;
               (f) pay to Messrs. Gegenheimer, Sanders, and Blincoe one or more salary or bonus payments for services rendered during the 1996-1997 fiscal year in an aggregate amount of $535,000 to each Shareholder in addition to amounts previously paid through the date of this Agreement;
               (g) declare a cash dividend payable to Messrs. Gegenheimer, Sanders, and Blincoe (the "Dividend Payment") in an aggregate amount equal to the earnings of the Company after Taxes and after the impact of the Minority Interests for the period from May 31, 1996 through the Closing Date as set forth on the Closing Date Financial Statements, assuming that there have been no changes in the assets or liabilities set forth on the balance sheet included in the Closing Date Financial Statements from the assets and liabilities set forth on the Balance Sheet, other than changes in the ordinary course of business and consistent with past practice;
               (h) promptly notify Purchaser in writing of any Material Adverse Change with respect to the Company or any of its Subsidiaries, or any condition or event which threatens to result in a Material Adverse Change with respect to the Company or any of its Subsidiaries; and
               (i) not make any agreement or commitment which will result in or cause to occur a Default of any of the items contained in paragraphs (a) through (g) above.

          4.02 Right of Inspection; Access. In order to allow Purchaser to conduct its due diligence investigation, including, without limitation, environmental due diligence, the Company and each of its Subsidiaries shall give to Purchaser and its designees, during normal working hours, reasonable access to all of its assets, Contracts, reports and other records of the Business and shall furnish to Purchaser and its designees all additional financial, legal and other information with respect to the Company and each of its Subsidiaries, their respective assets and the Business that Purchaser may reasonably request. The Company and each of its Subsidiaries shall also allow and arrange for Purchaser and its designees reasonable access and opportunity, during normal business hours, to consult and meet with the officers, directors, employees, attorneys, accountants and other agents of the Company and each of its Subsidiaries. The Company and each of its Subsidiaries shall instruct such individuals to cooperate fully with Purchaser and its designees. Purchaser and its designees shall have the right to make copies of any of the records referred to above.

          4.03 Other Offers and Exclusive Dealing. Unless and until this Agreement is terminated prior to Closing pursuant to Section 8.01, the Company, each of its Subsidiaries and each of the Shareholders shall deal exclusively with Purchaser with respect to the sale of the Shares or any assets or properties of the Company. In addition, unless and until this Agreement is terminated prior to Closing pursuant to Section 8.01, none of the Company, any of its Subsidiaries or any of the Shareholders, acting in any capacity, shall, and the Company, each of its Subsidiaries and the

Shareholders shall direct the officers, directors, financial advisors, accountants and counsel of the Company, each of its Subsidiaries and the Shareholders not to, either directly or indirectly, through the Company, any of its Subsidiaries, any or their respective officers, directors, employees, agents or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of the Shares, or any merger, sale of substantial assets, or purchase of securities or similar transaction involving the Company or any of its Subsidiaries, (b) participate in any discussions or negotiations regarding, or, except as required by a legal or judicial process, furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to purchase the assets of the Company or any of its Subsidiaries, or engage in a merger, purchase of substantial assets or purchase of stock or similar transaction involving the Company or any of its Subsidiaries, or (c) approve or undertake any such transaction. The Company and each of the Shareholders shall promptly communicate to Purchaser the existence and terms of any such proposal or offer upon Knowledge or receipt of such proposal or offer.

          4.04 Confidentiality. For a period of three (3) years from and after the date hereof without the prior written consent of the other parties hereto, each of Purchaser, the Company and the Shareholders agrees that it or he will not, and will use reasonable efforts to ensure that none of its or his representatives or Affiliates will, use in the conduct of its business (except as contemplated by this Agreement), or disclose to or file with any other Person (other than a permitted assignee of some or all of Purchaser's rights or obligations hereunder and other than financing sources, financial advisors, accountants and attorneys for the foregoing), (a) any confidential or non-public information relating to the other parties to this Agreement or (b) the existence of this Agreement or the facts of the transactions contemplated hereby, except (i) for a disclosure that is required by Law or by a Governmental Authority or is reasonably believed to be so required, including, without limitation, disclosures to the Department of Justice for purposes of obtaining consents to the transactions contemplated hereby and disclosures to the Securities and Exchange Commission and related public disclosures (in connection with public offerings or otherwise); (ii) information that is ascertainable or obtained from public or published information; (iii) information received from a Third Party not known to the disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the disclosing party; or (v) information disclosed to or filed with any Persons necessary to obtaining the consents, the equity and debt financing relating to the transactions contemplated by this Agreement. Notwithstanding the foregoing, (i) neither Purchaser nor its assignees, in the course of any investigation it shall deem necessary and desirable in connection with the transactions contemplated by this Agreement, shall be prohibited from discussing the Company, its assets and the Business with others having business dealings with the Company, and (ii) the foregoing provisions of this Section 4.04 shall not apply to Purchaser or any of its representatives or Affiliates after consummation of the transactions contemplated hereby at the Closing. If the transaction contemplated by this Agreement is not consummated, each party will return or destroy as much of such written information as the party furnishing such information may reasonably request.

          4.05 Waivers, Consents and Approvals. The Company and the Shareholders shall use its or his commercially reasonable efforts to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any Contract, Order, Law or License to which the Company, any of its Subsidiaries or any of the Shareholders is a party or subject on the Closing Date, and (x) which would prohibit, or require the waiver, consent or approval of any Person to, such transactions or
(y) under which such transactions would, without such waiver, consent or approval, constitute an occurrence of Default under the provisions thereof. All written waivers, consents and approvals obtained by the Company and the Shareholders shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

          4.06 Supplying of Financial Statements. The Company shall, and the Shareholders shall cause the Company to, deliver to Purchaser within fifteen (15) days following the end of each month true and complete copies of all unaudited monthly financial statements of the Company and each of its Subsidiaries for each calendar month ending subsequent to August 31, 1996 and prior to the Closing Date in the format historically utilized internally by the Company and its Subsidiaries.
          4.07 Qualification and Corporate Existence. The Company shall deliver to Purchaser (i) certificates of the Secretary of State of each jurisdiction of incorporation, dated within ten (10) days prior to the Closing Date, stating that the Company and each of its Subsidiaries, as the case may be, is a corporation in good standing under the laws of such jurisdiction, and has paid all applicable franchise and other fees and Taxes due to such jurisdiction and (ii) certificates of the appropriate officials of the states and foreign jurisdictions listed on Schedule 2.03, each dated not more than ten (10) days prior to the Closing Date, stating that the Company and each of its Subsidiaries is duly qualified and in good standing to transact business as a foreign corporation as stated in Section 2.03 in each such state and foreign jurisdiction and has paid all applicable franchise and other fees and Taxes due to each such state and foreign jurisdiction. Purchaser shall deliver to the Shareholders a certificate of the Secretary of State for the State of Florida dated within ten (10) days prior to the Closing Date, stating that the Purchaser is a corporation in good standing under the laws of such jurisdiction.
          4.08 Public Announcements. Except as permitted by Section 4.04, none of Purchaser, the Company, its Subsidiaries or the Shareholders, nor any of their representatives or Affiliates, shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto unless required by Law or judicial process, in which case notification shall be given to the other parties hereto prior to such disclosure.
          4.09 Closing Conditions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all commercially reasonable actions to consummate the transactions contemplated by this Agreement and to satisfy the conditions precedent to Closing set forth in Article VI and Article VII of this Agreement; provided, however, that neither the Company nor the Shareholders shall be required to incur any additional debt or liability to satisfy such conditions precedent.
          4.10 Supplements to Schedules. The Company and the Shareholders shall from time to time after the date hereof, supplement or amend the Schedules referred to in Article II with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Purchaser may unilaterally extend the Closing Date if necessary to allow Purchaser ten (10) business days to review such supplements to the Schedules prior to the Closing Date. If, in Purchaser's reasonable determination, the matter or information disclosed in a supplement or amendment Materially and adversely varies from, or Materially and adversely to Purchaser's interest changes, the information previously disclosed to Purchaser in such Schedules on the date hereof, the Schedules shall be deemed to not be amended or supplemented by the matter or information so disclosed and, unless the acts or circumstances giving rise to the matter or information so disclosed that constitutes such Material variation or change are corrected or abated prior to the Closing to the reasonable satisfaction of Purchaser, Purchaser shall have the right to terminate this Agreement pursuant to Section 8.01. If, however, Purchaser does not so terminate this Agreement, then consummation of the transactions contemplated by this Agreement by Purchaser with knowledge of such matter or information shall be deemed to constitute a waiver of any inaccuracy in any representation or warranty caused by or arising out of such matter or information unless Purchaser has requested that the Company and the Shareholders agree that the transactions contemplated by this Agreement may be consummated on the condition that the Shareholders indemnify the Persons indemnified pursuant to Section 5.02 with regard to any Loss arising from such matter of information and the Shareholders have agreed in writing to so indemnify such Persons indemnified pursuant to Section 5.02.

          4.11   Certain Tax Matters.

               (a) Purchaser, on the one hand, and the Company, its Subsidiaries and the Shareholders, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing.

               (b) The Company and the Shareholders shall cause the Company and each of its Subsidiaries to file all Tax Returns required to be filed by each of them on or before the Closing Date.

               (c) Purchaser shall not, and shall cause the Company and its Subsidiaries not to, amend, refile or otherwise modify any Tax Return filed prior to the Closing Date unless such amendment is required to correct erroneous factual information or to correct reporting of an item for which there is not substantial authority. The Shareholders shall be given notice of any amended Tax Return, along with the reasons Purchaser believes such amendment must be filed, and the opportunity to comment on the same prior to filing.

               (d) Any Tax Returns to be filed which include or are based upon operations of the Company or its Subsidiaries prior to the Closing Date shall be submitted to the Shareholders for their review and approval prior to the filing of any such Tax Returns, which approval will not be unreasonably withheld.

          4.12   Expenses.

               (a) Except as provided below or otherwise set forth in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, the Shareholders shall be responsible for all expenses and fees incurred by them and by the Company and its Subsidiaries in connection with the transactions contemplated hereby. In no event shall any of the Company's or any of its Subsidiaries' assets be utilized for or reduced by the payment of any such fees or expenses; provided, however, that the Company shall be responsible for, and the assets of the Company shall be utilized to satisfy, any normal expenses of the Company properly paid by the Company including, but not limited to, the preparation of Financial Statements and all attorneys' fees of the Company not incurred directly in connection with the negotiation of the transaction contemplated by this Agreement or the drafting of the documents required hereby. The Company and each of the Shareholders hereby, jointly and severally, represent and warrant that no such fees or expenses have been paid by the Company or any of its Subsidiaries from their respective assets prior to the date of this Agreement, and hereby, jointly and severally, covenant that neither the Company nor any of its Subsidiaries will so pay any such fees or expenses prior to the Closing, and each Shareholder hereby covenants that any such fees or expenses paid by the Company or any of its Subsidiaries from their respective assets shall be reimbursed by the Shareholders to the Company.

               (b) The Shareholders shall file all necessary documentation and Tax Returns required to be filed by them with respect to real estate transfer Taxes, if any, relating to the transfer of the Shares to Purchaser, and Shareholders shall allow Purchaser sufficient time and opportunity to review and approve all such documentation and Tax Returns, which approval shall not be unreasonably withheld. Purchaser represents and warrants to the Shareholders that no sales, real estate transfer or stock transfer Taxes in Georgia relating to the transfer of the Shares to Purchaser will result from the transactions contemplated hereby. In the event any real estate transfer Taxes are due in any other jurisdiction, the party who customarily pays such Taxes under the applicable Law will pay such Taxes.

               (c) The Shareholders shall pay all costs and fees relating to the environmental reports or reports required by Sections 4.16 and 6.10.

          4.13 Further Assurances. At any time and from time to time after the Closing, the Company and the Shareholders shall, at the request of Purchaser, take any and all reasonable actions necessary to fulfill its obligations hereunder, to put Purchaser in actual possession and control of the Shares and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions necessary or desirable to effectuate, record or perfect the transfer of the Shares to Purchaser free and clear of all Liens, to confirm the title of the Shares to Purchaser, to assist Purchaser in exercising rights relating thereto, or to otherwise effectuate or consummate any of the transactions contemplated hereby.

          4.14 Delivery of Books and Records. The Company and the Shareholders shall deliver to Purchaser at the Closing all original documents, books and records pertaining to the Company, each of its Subsidiaries, the Business and the Shares, including without limitation, the original Minute Books and Stock Record Books. The Company and the Shareholders may retain copies of any of the foregoing for their own use. Without limiting the generality of the foregoing, the Company and the Shareholders shall deliver to Purchaser at the Closing all documents and records relating to the Intellectual Property, including without limitation, Certificates of Registration for all letters patent, trademarks, trade names and service marks listed on Schedule 2.13 and all such documents relating thereto.

          4.15 Noninterference Agreements. Each Shareholder hereby agrees until the Closing Date to not, either directly or indirectly, (i)(A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any competitor of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries; or (ii) solicit, divert, or appropriate to or for any competitor of the Company any Person that is a current or actively sought prospective customer of the Company on the date hereof.

          4.16 Environmental Reports. Purchaser shall contact and arrange for a Phase I Environmental Report which shall provide independent verification that no condition exists with respect to the assets previously or currently owned, leased, operated, or controlled by the Company or any of its Subsidiaries, any of their respective predecessors or any of their respective former Subsidiaries that has resulted in, or would reasonably be expected to result in, any violation of an Environmental Law, any Environmental Claim, or in any Liability relating to an Environmental Matter. Such independent verifications shall include an estimate of the total cost of remedying any such condition reported therein. The third party providing the Phase I Environmental Report (the "Consultant") shall be engaged by Purchaser after consultation with, and the consent of, the Company, which consent is not to be unreasonably withheld. The Consultant shall coordinate all aspects of its review with the Company including, but not limited to, the scope of the review, the scope and timing of any physical inspection of the facilities, its access to officers, employees, attorneys or other agents of the Company and the content of its final report.

                               ARTICLE V
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

          5.01 Survival of Representations and Warranties; Acknowledgment of Purchaser Reliance.
               (a) All representations, warranties, agreements and covenants made or undertaken by the parties in this Agreement and the Other Agreements are material, have been relied upon by the other parties hereto, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto and (1)shall terminate and expire (i)with respect to any "General Claim" (as herein defined) with respect to which notice has not been given pursuant to Section 5.06, on the later of (x)ninety
(90) days after the receipt by the Company of its audited financial statements for the second full year after the Closing Date or (y)the second anniversary of the date on which such covenant or agreement is to be performed hereunder or thereunder; (ii)with respect to any "Tax Claim" (as herein defined) with respect to which notice has not been given pursuant to Section 5.06, on the later of (x)the date upon which the Liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation, taking into account any extensions or waivers thereof, and (y)the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitation; (iii)with respect to any "Third Party Liability
Claim" (as herein defined) with respect to which notice has not been given pursuant to Section 5.06, on the date upon which the Liability to which any such Third Party Liability Claim may relate is barred by all applicable statutes of limitation; and (iv)with respect to any "Environmental Claim" (as herein defined) with respect to which notice has not been given pursuant to
Section 5.06, on the sixth (6th) anniversary of the Closing Date, and
(2)shall not terminate or expire with respect to any "Ownership Claim" (as herein defined); provided, however, that the sole and exclusive remedy in respect of any breach of the representations and warranties set forth at
Section 2.09, Section 2.18 and Section 2.19 shall be the indemnification set forth at Section 5.02(e), Section 5.02(c) and Section 5.02(d), respectively. As used in this Agreement, the following terms have the following meanings:

                    (1) "General Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by the Company, the Shareholders or Purchaser pursuant to this Agreement or the Other Agreements, provided that a "General Claim" shall not include any Tax Claim, Environmental Claim, Ownership Claim or Third Party Liability Claim;

                    (2) "Tax Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by the Company or the Shareholders or, after the Closing, by the Shareholders pursuant to this Agreement or the Other Agreements, related to any Taxes, including, without limitation, those representations, warranties, covenants and agreements made by the Company or the Shareholders in Section 2.09, 4.11 or 5.11, any claim made under Section 5.02(c) that relates to Taxes, any claim made under Section 5.02(e) and any claim made under Section 5.02(f);

                    (3) "Environmental Claim" means any claim as to which (and to the extent) the Shareholders have agreed to indemnify Purchaser pursuant to Section 5.02(d);

                    (4) "Ownership Claim" means any claim arising out of or in respect of any inaccuracy in any representation or warranty made by the Company or the Shareholders in Section 2.01; and

                    (5) "Third Party Liability Claim" means any claim made under Section 5.02(c), other than a Tax Claim.

               (b) Subject to the supplements provided pursuant to Section 4.10, the representations and warranties made by the Company and the Shareholders and contained in Article II of this Agreement and the representations and warranties made by Purchaser and contained in Article III of this Agreement are deemed by the parties hereto to have been made by the Company and Shareholders and Purchaser, as the case may be, on and as of both the date hereof and the Closing Date with the same force and effect as if this Agreement were executed by the Company, the Shareholders and Purchaser on each of the date hereof and the Closing Date. The Company and the Shareholders acknowledge and agree that Purchaser has performed an investigation of the Company, its assets and the Business; however, no investigation by Purchaser will diminish or obviate any of the representations, warranties, covenants, indemnities or agreements made or to be performed by the Company or the Shareholders pursuant to this Agreement or the Other Agreements or Purchaser's right to fully rely upon such representations, warranties, covenants, indemnities and agreements.

          5.02 Obligation of the Company and the Shareholders to Indemnify. Subject to the limitations contained in Section 5.05, each of the Shareholders, jointly and severally, and, prior to the Closing, the Company and each of the Shareholders, jointly and severally, hereby agree to indemnify Purchaser and its officers, directors, shareholders, employees, counsel, agents, Affiliates and assigns and, after the Closing, all of the foregoing together with the Company, each of its Subsidiaries and each of their respective officers, directors, shareholders, employees, counsel, agents, Affiliates and assigns, against, and hold each of them harmless from, all Losses asserted against, imposed upon or incurred by any of the foregoing by reason of, resulting from, arising out of, based upon or otherwise in respect of the following notwithstanding any actual or alleged negligence of any of the Persons indemnified hereunder:
               (a) any inaccuracy in any representation or warranty made by the Company or the Shareholders pursuant to this Agreement or the Other Agreements;
               (b) any breach of any covenant or agreement made or to be performed by the Company prior to the Closing, or made or to be performed by the Shareholders prior to or following the Closing, pursuant to this Agreement or the Other Agreements;
               (c) any claim or other Litigation by a Third Party with respect to an Undisclosed Liability;
               (d) any of the following conditions or occurrences relating to the environment: (i) any cleanup, corrective removal or remedial actions required to be performed pursuant to applicable Laws in existence as of the Closing Date and that arise out of any condition existing prior to the Closing Date; (ii) Third Party claims for personal injury to the extent the exposure, incident or condition out of which the claim arises occurred in whole or in part on or prior to the Closing Date; (iii) any transportation or disposition commenced, arranged or initiated on or before the Closing Date, by or on behalf of the Company, any of its predecessors or any of its former Subsidiaries of any substance owned or controlled by the Company, any of its predecessors or any of its former Subsidiaries or any substance from any premises owned or operated by the Company, any of its predecessors or any of its former Subsidiaries for any purpose, including, but not limited to, treatment, storage, disposal or recycling; (iv) fines or penalties on account of the ownership, use, condition or operation of the Business or any of the assets or Real Property of the Company, any of its predecessors or any of its former Subsidiaries at any time prior to the Closing Date; (v) any Liability to modify, restore, change or improve any of the assets of the Company, any of its predecessors or any of its former Subsidiaries in order to effectuate compliance with any applicable Law or Order, in each case as in effect and required to be performed as of the Closing Date; or (vi) the removal of any and all asbestos or asbestos-containing materials that existed on or before the Closing Date and that was required to be removed on or prior to such date in any premises owned, leased, operated or managed on or before the Closing Date by the Company, any of its respective predecessors or any of its former Subsidiaries;
               (e) any Liability for any Taxes of the Company that either accrued on or before the Closing Date or arose out of or relate to the Company or the operations of the Business on or before the Closing Date; and
               (f) any of the following: (i) any Loss or Tax arising out of an Employee Benefit Plan's failure to comply with Code Section 105(h) or any monetary amounts the Company voluntarily pays to its employees to compensate such employees for additional taxes, interest and penalties payable by such employees (including any additional taxes on such Company payments) on account of the Employee Benefit Plan's failure to comply with Code Section 105(h) or (ii) any Loss or Tax arising out of a failure of the representations or warranties made pursuant to Section 2.21 hereof or any other monetary amounts the Company voluntarily pays to its employees to compensate such employees for additional taxes, interest and penalties payable by such employees (including additional taxes on such Company payments) on account of a failure of the representations and warranties made pursuant to Section 2.21.

          5.03 Obligation of Purchaser to Indemnify. Subject to the limitations contained in Section 5.05, Purchaser agrees to indemnify the Shareholders and each of their counsel, agents, Affiliates and assigns and, prior to the Closing, the foregoing together with the Company and its officers, directors, employees, counsel, agents, Affiliates and assigns, against, and hold each of them harmless from, all Losses asserted against, imposed upon or incurred by any of the foregoing by reason of, resulting from, arising out of, based upon or otherwise in respect of the following notwithstanding any actual or alleged negligence of any of the Persons indemnified hereunder:
               (a) any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement or the Other Agreements; and
               (b) any breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement or the Other Agreements.

          5.04 Relationship of Purchaser, the Shareholders and the Company. Notwithstanding any other provision of this Agreement to the contrary, after the Closing the Company shall not be liable to the Shareholders for any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement and the Shareholders shall have no right of contribution from, or any other claim of action against, the Company as a result thereof; provided, however, that the Company shall be obligated to pay the Dividend Payment declared by the Company pursuant to Section 4.01(g).

          5.05   Limitations on Indemnification.

               (a) Pursuant to Sections 5.02 and 5.03, none of the Shareholders, the Company or Purchaser shall be required to indemnify any of the Persons specified in Sections 5.02 and 5.03, as the case may be, with respect to a Loss related to a General Claim, a Third Party Liability Claim or an Environmental Claim until the amount of such Loss, when aggregated with all other such Losses, shall exceed $250,000 (the "Minimum Aggregate Liability Amount"), and then only in the amount of any Losses in excess of the Minimum Aggregate Liability Amount; provided, however, that the foregoing Minimum Aggregate Liability Amount shall not (i) apply to any Loss that results from or arises out of fraud or a willful breach of representations or warranties on the part of any of the Shareholders, the Company or Purchaser in this Agreement or the Other Agreements or (ii) operate to excuse a party from performing its covenants and agreements hereunder (other than covenants to indemnify) or apply to any Loss that results from such non-performance.

               (b) Pursuant to Section 5.02, the Shareholders and the Company shall be required to indemnify the Persons specified in Section 5.02 for each dollar of Loss arising out of any Tax Claim or any Ownership Claim without regard to the limitations set forth in the other provisions of this
Section 5.05.

               (c) No Person otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such Person's Losses are increased or extended by the willful misconduct, violation of Law or bad faith of such Person.

               (d)     No party shall be liable for indemnification under
Section 5.02 or 5.03 in an amount, in the aggregate for all matters as to which indemnification is sought, in excess of the sum of (i)Five Million Dollars ($5,000,000) and (ii)one-half of the amount of aggregate Losses for which indemnification is sought under Section 5.02 or 5.03 in excess of $5,000,000 and less than or equal to $10,000,000; and in no event shall a party be liable for indemnification in an amount in excess of $7,500,000 in the aggregate.

               (e) All indemnification payments hereunder shall be computed after taking into account the Tax consequences of the Loss and the receipt of indemnification payments hereunder.

               (f)     Notwithstanding any of the foregoing provisions, this
Section 5.05 shall in no respect limit Purchaser's obligation to pay the Shareholders the Purchase Price.

          5.06 Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which any Person or Persons entitled to indemnification pursuant to Section 5.02 or
Section 5.03 intends to seek indemnification under such Section (the "Indemnified Party") or (b) receipt by the Indemnified Party of written notice of any demand, claim or circumstances that, with the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any Litigation that may result in a Loss (an "Asserted Liability"), the Indemnified Party shall give notice thereof (the "Claims Notice") to any other party or parties obligated to provide indemnification pursuant to Section 5.02 or Section 5.03 (individually and collectively referred to as the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. The Claims Notice may be amended on one or more occasions with respect to the amount or description of the Asserted Liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Loss. If a Claims Notice is not provided promptly as required by this Section 5.06, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party to the extent that the Indemnifying Party has not established that it has been prejudiced by such late receipt of the Claims

Notice; provided, however, that no Claims Notice shall be enforceable hereunder if it is not received by the Indemnifying Party prior to the expiration of the survival period set forth in Section 5.01 hereof.

          5.07 Opportunity to Contest. Subject to the provisions of Section 5.08, the Indemnifying Party may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Indemnified Party, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall within thirty (30) days after receipt of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If a Contest Notice is not provided within the time period provided by this Section 5.06, the Indemnifying Party may still elect to compromise or contest such Asserted Liability provided that the Indemnifying Party agrees in writing to also indemnify the Indemnified Party for any Losses resulting from the failure timely to provide the Contest Notice and provided the interests of the Indemnified Party will not be prejudiced by such late election. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 5.07 to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account, to compromise or contest any Asserted Liability, and (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Asserted Liability or consent to entry of any judgment that does not include an unconditional term releasing the Indemnified Party from all Liability in respect of such Asserted Liability. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. Each of the Company, the Shareholders and Purchaser shall cooperate fully with the others as to all Asserted Liabilities, shall make available to the others as reasonably requested all information, records, and documents relating to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. Each of the Company, the Shareholders and Purchaser also shall make available to the others, as reasonably requested, its personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability. In addition, with respect to any Tax Claim, Purchaser shall have the right to participate in and attend any meeting or proceeding (at Purchaser's own cost and expense) with respect thereto, shall be provided with copies of any written communication or information regarding any oral communication with respect thereto as soon as possible after the receipt thereof (including, but not limited to, information with respect to any proposed meeting or proceeding) and shall have the right to approve any settlement thereof if the terms of such settlement could increase, directly or indirectly, any Liability for Taxes of Purchaser or the Company in any period following the Closing, which approval shall not be unreasonably withheld, unless the Shareholders agree in writing to indemnify Purchaser and the Company from any direct or indirect increased Liability for Taxes resulting from such settlement.

          5.08   Disputes with Customers or Suppliers.  Anything in Section
5.07 to the contrary notwithstanding, in the case of any Asserted Liability by any present supplier or customer of the Company in connection with which Purchaser may make a claim against the Company or the Shareholders for indemnification pursuant to Section 5.02, Purchaser shall give a Claims Notice with respect thereto but, unless Purchaser and the Indemnifying Party otherwise agree, Purchaser shall have the exclusive right at its option to defend, at its own expense, any such matter, subject to the duty of Purchaser to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such matter shall be compromised or settled by Purchaser (other than compromises or settlements at Purchaser's expense and for its account) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. All Losses incurred (other than Purchaser's expenses) in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party.

          5.09 Subrogation Rights. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article V, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party (and to all rights of the Company if the Indemnified Party is Purchaser after the Closing) with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall be subrogated only to the extent of any amount paid by it pursuant to this Article V in connection with such Loss.

          5.10 Indemnification Payments. Subject to the terms hereof, an Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from an Asserted Liability) under this Article V within ten (10) days of receipt of the Claims Notice thereof and the full amount of any Loss resulting from an Asserted Liability within ten (10) days of the date such Litigation is terminated or the date a final judgment or award is rendered and no appeal is taken, and thereafter the amount of such Loss shall bear interest at a rate equal to the lesser of one and one-half percent (1 1/2%) per month or the maximum amount permitted by Law.
The amount which an Indemnified Party shall be entitled to receive from the Indemnifying Party with respect to any Loss shall be net of (i) any insurance recovery by the Indemnified Party on account of such Loss from an unaffiliated Third Party and (ii) any net Tax benefit received by the Indemnified Party as a result of such Loss and any related indemnification payment. Purchaser shall be entitled to offset from any payments due to the Shareholders for any reason whatsoever, including without limitation, the Escrow Funds, any amount due and owing to Purchaser by way of indemnification pursuant to Section 5.02, and Purchaser shall not be liable for any amounts so offset.

          5.11     Allocation of Tax Liability.

          (a) Notwithstanding any other provision of this Agreement, the Shareholders shall be responsible for the payment of all Liabilities of the Company for Taxes related or allocable to a period ending before the Closing Date that have not been paid or adequately reserved against on the balance sheet of the Company included in the Financial Statements. The Company and Purchaser shall be responsible for all other Taxes. The Company shall prepare and file all necessary documentation and Tax Returns to be filed by the Company after the Closing Date and shall allow the Shareholders sufficient time and opportunity to review and approve all such documentation and Tax Returns, which approval shall not be unreasonably withheld.

          (b) For purposes of Section 5.11(a), in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending the day prior to the Closing Date shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, other transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the taxable year ended on the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of such period ending the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of clause (i) above, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the period beginning before the Closing Date and, pursuant to clause (i) treated as ending the day prior to the Closing Date, based on the pro rata portion of such item determined by multiplying the total amount of such item times a fraction, the numerator of which is the number of calendar days in the period up to the Closing Date and the denominator of which is the total number of calendar days in the entire period.


                               ARTICLE VI
               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date (or such earlier date as may be specified), of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy that Purchaser may have hereunder as a result of any misrepresentation by, or breach or any agreement, covenant or warranty of the Company or the Shareholders contained in this Agreement or any Other Agreement:

          6.01 Representations True and Covenants Performed at Closing. The representations and warranties made by the Company and the Shareholders shall be correct and complete on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. The Company and the Shareholders shall have each duly performed and complied with all of the agreements, covenants, acts and undertakings to be performed or complied with by it on or prior to the Closing Date. The Company and each of the Shareholders shall have delivered to Purchaser a certificate or certificates dated as of the Closing Date certifying the fulfillment of the conditions of this Section 6.01.

          6.02 Incumbency Certificate. Purchaser shall have received an appropriate incumbency certificate or certificates, dated the Closing Date, certifying the incumbency of all officers of the Company who have executed this Agreement and the Other Agreements. The certificate or certificates shall contain specimens of the signatures of each of the officers whose incumbency is certified and shall be executed by officers of the Company other than officers whose incumbency is certified.

          6.03 Certified Copies of Resolutions. Purchaser shall have received copies, certified by the duly qualified and acting Secretary or Assistant Secretary of the Company, of resolutions adopted by the Board of Directors of the Company approving this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby.

          6.04 Opinions of Counsel. Purchaser shall have received a written opinion of Mayor, Day, Caldwell & Keeton, L.L.P., counsel to the Company and the Shareholders, dated the Closing Date and substantially in the form of
Exhibit 6.04.

          6.05 No Material Adverse Change. There shall not have occurred any Material Adverse Change, or any condition or event which is reasonably likely to result in a Material Adverse Change, with respect to the Business, the Company, any of its Subsidiaries, or their respective assets from the Balance Sheet Date. The Company and each of the Shareholders shall have delivered to Purchaser a certificate dated as of the Closing Date executed by the Company and each of the Shareholders certifying the foregoing statement.

          6.06 No Injunction, Etc. No Litigation, Law, Order or legislation shall have been instituted, threatened or proposed by a Third Party before any court or Governmental Authority to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Law, Order or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated hereby.

          6.07 Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably deemed necessary or appropriate by Purchaser or its attorneys to effectuate this Agreement and to consummate the transactions contemplated hereby shall have been approved by such attorneys in the exercise of their reasonable discretion.

          6.08 Hart-Scott Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

          6.09 Environmental Report. Purchaser shall have received the Phase I Environmental Reports obtained pursuant to Section 4.16.

          6.10 Estoppel Certificates of Real Property Lessors. The Company shall have delivered to Purchaser an estoppel certificate or status letter from each landlord of Leased Real Property who is an Affiliate of the Company or any of the Shareholders or any Related Person of any of the Shareholders and shall use commercially reasonable efforts to deliver an estoppel certificate or status letter from each other landlord of Leased Real Property, dated no more than ten (10) days prior to the Closing Date, which estoppel certificate or status letter will certify: (i) the Contracts being valid and in full force and effect; (ii) there being no other agreements between the Company or any of its Subsidiaries and such landlord with respect to Leased Real Property; (iii) the rents and charges payable by the Company or its Subsidiaries under the Contracts and the date to which same have been paid;
(iv) whether there are, to the knowledge of said landlord, any Defaults thereunder, and, if so, specifying the nature thereof; (v) the consummation of the transactions contemplated by this Agreement will not constitute or result in a Default under the Contracts; and (vi) the existence of any Lien, prior interests or superior interests of any nature whatsoever that currently do, or potentially could, terminate or otherwise adversely affect such Leased Real Property or any of the Company's or any of its Subsidiaries' right, title or interest therein. If the Company is unable to deliver an estoppel certificate or status letter from each landlord who is neither an Affiliate of the Company or any of the Shareholders nor a Related Person of any of the Shareholders, then the Shareholders shall deliver a certificate containing the certifications set forth in this Section 6.10; provided, however, that in the event the Shareholders are unable to certify any of the matters set forth above at clause (iv) with respect to a Default by the Company or its Subsidiaries, clause (v) or clause (vi), then the Shareholders shall certify so much as they are able to certify, and their failure to certify any other matters shall be taken into account in considering whether the condition specified at Section 6.20 has been satisfied.

          6.11 Financing Obtained by Purchaser. Purchaser shall have obtained financing for the transactions contemplated by this Agreement on terms and conditions acceptable to Purchaser in its sole and absolute discretion.

          6.12 Non-Competition Agreements. Purchaser shall have received from each of the Shareholders an executed Non-Competition Agreement substantially in the form set forth in Exhibit 6.12 and providing for a non-competition fee in the amount of Two Million One Hundred Ninety Thousand

Eighty-Three Dollars ($2,190,083) for each of the Shareholders (collectively, the "Non-Competition Agreements"). The Non-Competition Agreements shall provide that the scope of the Non-Competition Agreement does not extend into or include the locations set forth on Exhibit 6.12(b).

          6.13 Resignations; Releases. Purchaser shall have received a written instrument signed by each of the directors and officers of the Company resigning from the Board of Directors and as corporate officers of the Company effective the Closing Date. Purchaser also shall have received a written release of the Company and each of its Subsidiaries from each of the Shareholders, which release shall be in form and substance reasonably satisfactory to Purchaser.

          6.14 Absence of New Debt. From and after the date of this Agreement, neither the Company nor any of its Subsidiaries shall have incurred any additional indebtedness to any current or former shareholders of the Company. In addition, the combined bank debt of the Company and its Subsidiaries shall not exceed $750,000. On or before the Closing Date, Purchaser shall have received a pay-off letter in form and content reasonably satisfactory to Purchaser from each Person to whom the Company or any of its Subsidiaries is indebted for borrowed money.

          6.15 Financial Statements. Purchaser shall have received the Financial Statements sufficient in substance, form and scope to enable Purchaser to reasonably comply with all of its filing and reporting requirements related to the transactions contemplated by this Agreement pursuant to the Securities Exchange Act of 1934, as amended, including without limitation, Rule 3.05 of Regulation S-X.

          6.16 Accountants' Comfort Letter. Purchaser shall have received a letter, dated not more than two (2) days prior to the Closing Date, from Ernst & Young, L.L.P. in form and substance reasonably satisfactory to Purchaser, to the effect that they have (a) read the available unaudited interim financial statements of the Company and its Subsidiaries for all periods ended since the Balance Sheet Date, (b) made inquiries of certain officials of the Company and its Subsidiaries responsible for financial and accounting matters as to transactions and events subsequent to the Balance Sheet Date, and (c) read the minutes of meetings and other actions of the Board of Directors and Shareholders since the Balance Sheet Date (which procedures do not constitute an examination in accordance with generally accepted auditing standards), and such procedures have not caused them to believe, nor has anything else caused them to believe, that during the period from the Balance Sheet Date to a specified date not more than five (5) days prior to the Closing Date (i) there has been any Material Adverse Change with respect to the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has made any change in any method of accounting or accounting practice. The Company agrees to permit Purchaser and its accountants and representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, its books and records, including, without limitation, the work papers of the Company's and its Subsidiaries' accountants, and to have reasonable access to representatives of the Company's and its Subsidiaries' accountants, in connection with any review of the bases of the aforesaid letter that Purchaser desires to undertake.

          6.17 Acquisition of Name. The Shareholders shall have obtained a transfer to Purchaser of all, right, title and interest in and to the names "Southland" and "Southland Container" and all related trade names, trademarks, service names, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby (collectively referred to as the "Southland Name"), including, without limitation, all right, title and interest of Southland Container, Inc. in and to the Southland Name.

          6.18   Amendment of Certain Leases.   The real property leases for
Orlando, Florida and Maryland facilities shall have been amended on terms and conditions reasonably satisfactory to the parties.

          6.19 FIRPTA Certificate. The Company shall have delivered to Purchaser a certificate in form and content reasonably satisfactory to Purchaser that certifies to Purchaser that no Tax withholding is required by the Foreign Investment in Real Property Tax Act, as codified by Section 1445 of the Code.

          6.20 Consents and Approvals. The Company shall have delivered to Purchaser all of the waivers, consents and approvals described in Section 4.05, except only those waivers, consents and approvals with respect to which the failure to obtain would not have a Material effect on the Company, any of its Subsidiaries, any of their respective assets, liabilities or operations, or the Business.

          6.21 Payoff Letters. The Company shall have delivered to Purchaser written payoff letters from each of the Company's lenders, in form and substance reasonably satisfactory to Purchaser.

          6.22 Termination of Certain Lease. The Shareholders shall have delivered to Purchaser documents satisfactory to Purchaser evidencing the termination of that certain lease agreement between Lester G. Gegenheimer and the Company concerning the Real Property located in Corsicana, Texas and releasing the Company from any and all Liability related thereto or arising thereunder.

          6.23 Settlement of Certain Litigation. Purchaser shall have received documents evidencing the settlement of the U-Haul Litigation, in form reasonably satisfactory to Purchaser's counsel, including but not limited to, a stamp-filed stipulation of dismissal with prejudice or other appropriate pleading.

          6.24 Purchase of Texas and Oklahoma Operations. Purchaser, the Company or one of its Subsidiaries shall have purchased for nominal cash consideration from Southland Container, Inc. and its Subsidiaries all of their collective facilities and operations in the states of Texas and Oklahoma, including without limitation the customer lists, supplier lists and other information related thereto. Such purchase shall include relevant representations and warranties in the form contained in this Agreement. Purchaser, the Company or one of its Subsidiaries also shall have entered into an employment agreement with Randall Rogers on terms and conditions reasonably satisfactory to Purchaser.

          6.25 Agreements with Respect to Maryland Bond-financed Leased Property. In addition to the lease amendments referred to in Section 6.18 above with respect to the lease dated [________], 1985 (the "Maryland Lease") between Southland Maryland Properties as lessor and Southland Container, Inc. of Maryland ("Southland Container") as lessee, which lease relates to property financed through issuance by Howard County, Maryland of its Economic Development Revenue Bond (Southland Container, Inc. of Maryland Facility), Series 1985 in the original principal amount of $2,135,000.00 (the "Bond Financing"), Seller shall have obtained and delivered to Purchaser modifications of all documents entered into with respect to the Bond Financing to terminate all representations, warranties and covenants of, and indemnifications by, Southland Container, all in form and substance satisfactory to Purchaser in its reasonable good faith judgment, which shall include, without limitation, (i) a release or releases of the Southland Container and Southland Holding Company guarantees of the Bond Financing, (ii) a modification executed by all parties to the Loan and Financing Agreement dated September 28, 1985 (the "Loan Agreement") given in connection with the Bond Financing, deleting references to the guarantees by Southland Container and Southland Holding Company, deleting the covenants of Southland Container as the "Facility User," and deleting specific restrictions prohibiting inclusion of non-disturbance language in the Maryland Lease and other leases entitling the tenant to remain at the leased premises after the sale thereof, and (iii) a consent to the Maryland Lease amendments described in Exhibit 6.18 hereof. In addition, Seller shall have delivered to Purchaser a subordination, non-disturbance and attornment agreement from NationsBank (the lender with respect to the Bond Financing) and Howard County, Maryland, in form and substance satisfactory to Purchaser in its reasonable good faith judgment, which shall include an agreement by such parties that no default with respect to the Bond Financing will affect the lessee's rights under the Maryland Lease, provided the lessee is not otherwise in default thereunder.

          6.26 Atlanta Property. Lester Gegenheimer will have purchased, or tendered performance of his offer to purchase, the Atlanta Property on the terms set forth on Schedule 6.26. Further, the Company or one of its Subsidiaries shall have leased from Mr. Gegenheimer, or tendered performance of its offer to lease, the Atlanta Property on the terms set forth on Schedule 6.26.

          6.27 Mississippi Right of First Refusal. Purchaser, the Company or one of its Subsidiaries shall have obtained the written right of first refusal for the 18 months following the Closing Date to purchase the majority of the capital stock of or substantially all of the assets of Southland Container, Inc. and its Subsidiaries (or any similar transaction, whether effected by merger, share exchange or otherwise). Such right of first refusal shall be on such other terms and conditions as shall be reasonably acceptable to Purchaser, Gegenheimer and Sanders.

          6.28 Proprietary Rights Restriction. Messrs. Sanders and Gegenheimer shall have executed and delivered to Purchaser an agreement regarding restrictions on the use of proprietary rights containing at least such provisions as are set forth on Schedule 6.28.

          6.29 Termination of Certain Agreements. That certain agreement regarding management services among Southland Container, Inc., Southland Paper Company, Southland Container, Inc. of Louisiana and the Company shall have been terminated. That certain Agreement between the Company and Southland Container, Inc. regarding the payment of a sales commission shall have been canceled and a new agreement shall have been entered into on substantially the terms and conditions set forth on Exhibit 6.29.

          6.30 Bank Account Signature Cards. Purchaser shall have received executed signature cards changing the authorized signatures on each bank account of the Company and its Subsidiaries to designees of Purchaser.

          6.31 Audited Financials. Purchaser shall have received, no later than December 31, 1996, audited financial statements, including the balance sheets of the Company and its Subsidiaries and the related statements of income and cash flows for the periods then ended, together with the notes thereto, for the past three (3) years, substantially in the form of the draft financial statements included in Schedule 2.07.


                               ARTICLE VII
   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

          The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Company and the Shareholders for purposes of consummating such transactions, but without prejudice to any other right or remedy which the Company and the Shareholders may have hereunder as a result of any misrepresentation by, or breach or any agreement, covenant or warranty of Purchaser contained in this Agreement or any Other Agreement:

          7.01 Representations True and Covenants Performed at Closing. The representations and warranties made by Purchaser shall be correct and complete on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Purchaser shall have duly performed and complied with all of the agreements, covenants, acts and undertakings to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to the Company and the Shareholders a certificate dated as of the Closing Date certifying as to the fulfillment of the conditions of this Section 7.01.

          7.02 Incumbency Certificate. The Company and the Shareholders shall have received an incumbency certificate or certificates dated the Closing Date certifying the incumbency of all officers of Purchaser who have executed this Agreement or documents in connection with this Agreement. The certificate or certificates shall contain specimens of the signatures of each of the officers whose incumbency is certified and shall be executed by an officer of Purchaser other than an officer whose incumbency is certified.

          7.03 Certified Copies of Resolutions. The Company and the Shareholders shall have received copies, duly certified by the duly qualified and acting Secretary or Assistant Secretary of Purchaser of resolutions adopted by the Board of Directors of Purchaser approving this Agreement and the consummation of the transactions contemplated herein.

          7.04 No Injunction, Etc. No Litigation, Law, Order or legislation shall have been instituted, threatened or proposed by a Third Party before any court or Governmental Authority to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Law, Order or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated hereby.

          7.05 Hart-Scott Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

          7.06 License of Name. Purchaser shall have licensed, on a royalty-free basis, in the territory set forth on Exhibit 6.12(b) in which the Non-Competition covenants do not apply, to Southland Container, Inc. and its subsidiaries the use of the name "Southland Container" for so long as Lester Gegenheimer and John Sanders collectively own or control a majority of the ownership of Southland Container, Inc. and its subsidiaries, and for eighteen
(18) months thereafter.

          7.07 Opinion of Counsel. The Shareholders shall have received a written opinion of Alston & Bird, counsel to Purchaser, dated the Closing Date and reasonably satisfactory to the Shareholders; provided that such opinion shall be no more comprehensive than the opinions being rendered by Alston & Bird to Purchaser's lenders.

          7.08 Proprietary Rights Restriction. Purchaser shall have executed and delivered to Messrs. Sanders and Gegenheimer an agreement regarding restrictions on the use of proprietary rights containing at least such provisions as are set forth on Schedule 6.28.

          7.09 Audited Financials. The Shareholders shall have received, no later than December 31, 1996, audited financial statements, including the balance sheets of the Company and its Subsidiaries and the related statements of income and cash flows for the periods then ended, together with the notes thereto, for the past three (3) years, substantially in the form of the draft financial statements included in Schedule 2.07.


                               ARTICLE VIII
                               TERMINATION

          8.01 Causes for Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual consent of the Company and Purchaser; (ii) by Purchaser in the event the conditions set forth in Article VI shall not have been satisfied or waived by February 28, 1997; (iii) by the Company in the event that the conditions set forth in Article VII shall not have been satisfied or waived by February 28, 1997; (iv) by Purchaser pursuant to
Section 4.10; (v) by Purchaser at any time if Purchaser determines reasonably and in good faith that (A) any Material Adverse Change, or any condition or event which threatens to cause a Material Adverse Change, with respect to the Company, its assets or the Business shall have occurred or been discovered since the Balance Sheet Date or (B) that one or more of the conditions set forth in Article VI shall not be reasonably capable of being satisfied on or before the Closing Date; (vi) by the Company at any time the Company or Shareholders determine reasonably and in good faith that one or more of the conditions as set forth in Article VII shall not be capable of being satisfied on or before the Closing Date; or (vii) by the Company or Purchaser in the event that the Closing has not occurred on or before February 28, 1997.

          8.02 Notice of Termination. Notice of termination of this Agreement as provided for in this Article VIII shall be given by the party so terminating to the other parties hereto in accordance with the provisions of
Section 11.01.

          8.03   Effect of Termination.

               (a) In the event of a termination of this Agreement pursuant to Section 8.01 hereof, except for the confidentiality provisions of
Section 4.04 and the expense allocation provisions of Section 4.12, which shall remain in full force and effect, this Agreement shall become void and of no further force or effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its directors, officers, shareholders, agents, counsel, representatives, Affiliates or assigns) shall be liable to any other party for any Loss hereunder. Notwithstanding the foregoing sentence and the provisions of
Section 4.12, if the non-occurrence of Closing is the direct or indirect result of the Material Default by any of the parties to this Agreement of any of his or its obligations hereunder, including without limitation, any Material inaccuracy in any representation or warranty made by such party and the other party has not Materially Defaulted on any of his or its obligations hereunder, such Defaulting party or parties shall be liable for the sum of Four Hundred Fifty Thousand Dollars ($450,000) as liquidated damages for loss of the benefits that would accrue to the other party if the transactions contemplated by this Agreement were consummated and to reimburse such party for its costs and expenses incurred in connection with preparing to consummate such transaction. The liquidated damages provided for in this Section 8.03(a) shall be the sole and exclusive remedy of each party for any breach of any representation, warranty or covenant of the Defaulting party prior to the Closing. In addition, the Company and each of the Shareholders acknowledge that Purchaser, at its option (to be exercised in its sole and absolute discretion), may elect to have the Agreement specifically performed by the Company and the Shareholders in addition to receipt of the liquidated damages provided by this paragraph. The Company and the Shareholders further acknowledge that any breach of this Agreement by either the Company or any of the Shareholders will cause irreparable damage and injury to Purchaser and that Purchaser will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

               (b) It is agreed that time is of the essence in the performance and satisfaction of this Agreement and each of the conditions specified in Articles VI and VII of this Agreement is Material for purposes of this Agreement.

          8.04 Risk of Loss. The Shareholders assume all risk of condemnation, destruction or Loss to the Company due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction or Loss is such that the Business is interrupted or curtailed or the assets of the Company are Materially affected, then Purchaser shall have the right to terminate this Agreement. If the condemnation, destruction or Loss is such that the Business is neither interrupted nor curtailed nor the assets of the Company Materially affected, or if the Business is interrupted or curtailed or the assets of the Company are Materially affected and Purchaser nevertheless foregoes the right to terminate this Agreement, the Purchase Price shall be adjusted at the Closing to reflect such condemnation, destruction or Loss, to the extent that insurance or condemnation proceeds paid or to be paid to the Company are not sufficient to cover such destruction or Loss. If Purchaser and the Shareholders are unable to agree upon the amount of such adjustment, the dispute shall be resolved jointly by the independent accounting firms then employed by Purchaser and the Company, and if said accounting firms do not agree, an arbitrator shall be selected by the American Arbitration Association and the matter resolved pursuant to the provisions of Article IX.


                               ARTICLE IX
                               ARBITRATION

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or a Default hereunder, or any of the transactions or activities resulting from or connected with the Agreement, shall be settled by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association then in effect (the "Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding Section 11.06 of this Agreement, arbitration pursuant to this Article 9 shall be governed by the Federal Arbitration Act and the cases interpreting relevant provisions thereof.

          (b) Arbitration may be commenced at any time by either the Shareholder Representative or Purchaser giving written notice to the other by registered or certified mail, return receipt requested that a dispute has been referred to arbitration pursuant to this Article IX. Within ten (10) business days after receipt of such notice, the Shareholder Representative and Purchaser shall designate in writing one arbitrator to resolve the dispute; provided, however, that if the parties cannot agree on an arbitrator within such ten (10) business day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director, stockholder or an Affiliate of, or attorney for any party hereto.

          (c) Within fifteen (15) business days after the designation of the arbitrator, the arbitrator, the Shareholder Representative and Purchaser shall hold an in-person conference in Atlanta, Georgia or such other place as the arbitrator may designate, at which time the Shareholder Representative and Purchaser shall submit in writing to the arbitrator all disputed issues and a proposed ruling on each such issue.

          (d) The arbitrator shall set a date for a hearing, which shall be no later than sixty (60) days after the in-person conference held pursuant to paragraph (c) above, to address and resolve each of the issues identified by the Shareholder Representative and Purchaser. Each such party shall have the right to be represented by counsel. The arbitrator shall have sole discretion with regard to the admissibility of evidence and rules of discovery, to the extent not inconsistent with the Commercial Arbitration Rules of the American Arbitration Association.

          (e) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in paragraph (d) above.

          (f) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees and expenses incurred in connection with the arbitration and in connection with all investigations and defense related thereto. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

          (g)     The place of the arbitration shall be Atlanta, Georgia.

          (h) The award of the arbitrator shall be in writing, signed by the arbitrator and shall address and decide each of the disputed issues submitted. The award of the arbitrator shall be final and binding upon all parties hereto. The parties waive any right to appeal the award, to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii)to obtain interim measures of protection pending arbitration; and (iii) to enforce any decision of the arbitrators, including the final award. Consistent with and in furtherance of this Article 9 and the arbitration provisions contained herein, each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any Georgia court or the United States District Court for the Northern District of Georgia, and any appellate court from any thereof, in any Litigation arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all Litigation may be heard and determined in such Georgia court or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that it will not institute or seek to institute any Litigation arising out of or relating to this Agreement (other than Litigation seeking enforcement of a judgment) in any forum other than a Georgia court or the United States District Court for the Northern District of Georgia. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any Litigation arising out of or relating to this Agreement in any Georgia court or the United States District Court for the Northern District of Georgia. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Litigation in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

                               ARTICLE X
                              DEFINITIONS

          The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

          "Accounts Receivable" means all accounts receivable, notes receivable, and other monies due to the Company for sales and deliveries of goods, performance of services and other business transactions (whether or not on the books of the Company) on the Closing Date.

          "Act" means the Securities Act of 1933, as amended.

          "Affiliate" of a Person means: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii)any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 5% or greater equity or voting interest of such Person; or (iii) any entity for which a Person described in (ii)above acts in any such capacity.

          "Agreement" means this Share Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto or referred to herein, each of which is incorporated herein by reference.

          "Balance Sheet" means collectively, the consolidated audited balance sheet of the Company as of April 30, 1996 and included in the Financial Statements.

          "Balance Sheet Date" means the date of the Balance Sheet.

          "Business" means the Company's business of buying, selling, warehousing, marketing, printing and transporting packaging materials and supplies .

          "Closing" means the consummation of the transactions contemplated by this Agreement.

          "Closing Date" means January 24, 1997, or such other date as the parties may agree in writing.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Computer Software" means all computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto.

          "Contract" means any written or oral contract, agreement, understanding, lease, usufruct, license, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which any Person is a party or that is binding on any Person or its securities, assets or business.

          "Databases" means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor, other than Licenses.

          "Default" means (1) a breach of, default under, or misrepresentation in or with respect to any Contract or License, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract or License, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract or License or to accelerate, increase, or impose any Liability under any Contract or License.

          "Dividend Payment" has the meaning given that term in Section
4.01(g).

          "Employee Benefit Plan" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Subsidiary or ERISA Affiliate thereof or under which the Company, any Subsidiary or any ERISA Affiliate thereof has any Liability for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. "Employee Benefit Plans" also means any plans, programs, agreements, arrangements or understandings previously maintained by, sponsored in whole or in part by, or contributed to by the Company, or any Subsidiary or ERISA Affiliate thereof that could result in a Material Liability to the Company, including but not limited to, any plan covered by or subject to Title IV of ERISA. Employee Benefit Plans include (but are not limited to) "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of the Company, or any Subsidiary, or any dependent or beneficiary thereof, maintained by the Company or any Subsidiary or under which the Company or any Subsidiary has any obligation or Liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or
(v) generally available to any or all employees (or former employees) of the Company or any Subsidiary (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

          "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

          "Environmental Litigation" means any Litigation against the Company, the Business or the assets of the Company (including, without limitation, notice or other communication, written or oral, by any Person alleging potential Liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability or alleged Liability under, or violation or alleged violation of, any Environmental Law.

          "Environmental Matter" means any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, (ii) the transportation, treatment, storage, recycling or other handling of any Hazardous Substance, (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

          "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning given that term in Section 2.21.

          "ERISA Plan" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

          "Financial Statements" means (i) the consolidated balance sheets of the Company and its Subsidiaries as of April 30, 1996, April 30, 1995, and April 30, 1994 and the related statements of income and cash flows for the periods then ended and (ii) the consolidated unaudited balance sheets of the Company and its Subsidiaries as of May 31, 1996, June 30, 1996, July 31, 1996 and August 31, 1996 and the related statements of income for the months then ended, together with the monthly financial statements provided to Purchaser pursuant to Section 4.06.

          "GAAP" means generally accepted accounting principles consistently applied.

          "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

          "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, 15 U.S.C.A.   18(a), as amended, and all Laws promulgated
thereunder.

          "Hazardous Substance" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil.

          "Improvements" means all buildings, structures, fixtures and other improvements included in the Real Property.

          "Intellectual Property" means the Company's and each of its Subsidiaries' (i) U.S. and foreign patents and pending patent applications together with any and all continuations, continuations in-part, divisions, reissues, extensions and renewals thereof, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, (iv) copyrights and any registrations and applications therefor, (v) technology rights and licenses, and (vi) Computer Software and all other intellectual property owned by, registered in the name of, or used in the business of a Person or in which a Person or its business has any interest.

          "Inventory" means all inventories of raw materials, supplies, products, advertising materials, and other inventories.

          "IRS" means the Internal Revenue Service of the United States of America.

          "Knowledge," or "Known," with respect to the Company or any of the Shareholders, means collectively those facts that after due inquiry were actually known or reasonably should have been known by the Company, any of its Subsidiaries, any of their respective executive officers (including, without limitation, Messrs. Becker, Smith, Zimmerman, Lyons, Brown and Cook) or any of the Shareholders.

          "Law" means any code, law, legal principal, order, ordinance, regulation, rule, or statute of any Governmental Authority.

          "Leased Personal Property" means all Personal Property that is not owned by the Company that the Company either uses or has the right to use.

          "Leased Real Property" means all Real Property that is not owned in fee simple by the Company that the Company either occupies or uses or has the right to occupy or use.

          "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

          "License" means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

          "Lien" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

          "Litigation" means any action, administrative or other proceeding, arbitration, charge, cause of action, claim, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), litigation, notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting the Company, its assets (including, without limitation, Contracts relating to the Company), the Business or the transactions contemplated by this Agreement.

          "Loss" means any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and
(iii) consultants' fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

          "Material" or "Materially" shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

          "Material Adverse Change" or "Material Adverse Effect" means (A) any material adverse change in or effect on the ability of such Person to consummate the transactions contemplated by this Agreement or any of the Other Agreements to which it is or will be a party, or (B) any adverse change in or effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of such Person that results in a Loss in excess of $250,000.

          "Order" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

          "Other Agreements" means the agreements, documents, assignments and instruments to be executed and delivered by the Company or the Shareholders pursuant to this Agreement.

          "Owned Personal Property" means all Personal Property other than Leased Personal Property.

          "Owned Real Property" means all Real Property other than Leased Real Property.

          "Permitted Liens" means (i) Liens for current real property taxes not yet due and payable, (ii) Liens that do not affect the value or use of any parcel of Real Property and (iii) Liens disclosed on Schedule X.

          "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

          "Personal Property" means collectively all of the personal property or interests therein owned, leased, used or controlled by the Company including, without limitation, machinery, tools, equipment (including office equipment and supplies), furniture, furnishings, fixtures, vehicles, leasehold improvements, all other tangible personal property other than Inventory (which is specifically excluded from the Personal Property).

          "Purchase Price" means the total consideration to be paid to the Company by Purchaser for the purchase of the Shares pursuant to this Agreement and which shall be paid in accordance with Section 1.02 of this Agreement.

          "Real Property" means collectively all the real property owned by the Company, or interests of the Company as to real property leased, occupied, used or controlled, by the Company as of the date of this Agreement, together with (i) all rights, easements, tenements, hereditaments, appurtenances, privileges, immunities, mineral rights and other benefits belonging or appertaining thereto which run with said real property and (ii) all right, title and interest, if any, of the Company in and to (A) any land lying in the bed of any street, road, avenue, open or proposed, adjoining said real property, (B) any award made or to be made in lieu of the land described in the preceding clause (A), (C) any unpaid award for damage to said real property, and (D) all strips and rights-of-way abutting or adjoining said real property, if any. The Real Property includes, without limitation, all buildings, structures, fixtures and other improvements located on the land described in the preceding sentence.

          "Related Person" means, with regard to any natural Person, its spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

          "Shares" means shares of the Company's $1.00 par value per share common stock.

          "Subsidiary" means any Person of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person, is at the time directly or indirectly owned or controlled by another Person, or by any one or more Subsidiaries of such other Person, or by such other Person and one or more of its Subsidiaries or Affiliates.

          "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including obligations to withhold such amounts and including interest and penalties thereon or with respect thereto, whether disputed or not, and including Liabilities relating to unclaimed property.

          "Tax Returns" means all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

          "Third Party" or "Third Parties" means any Person that is not Purchaser, the Company or the Shareholders or an Affiliate of Purchaser, the Company or Shareholders.

          "U-Haul Litigation" means the following lawsuit: No. H-95-4526; U-Haul International Inc. v. Southland Container, Inc., Southland Container, Inc. of Florida, Southland Container, Inc. of Georgia, Southland Container, Inc. of Louisiana, Southland Container, Inc. of Maryland, Southland Container, Inc. of North Carolina, and Southland Holding Company; In the United States District Court for the Southern District of Texas, Houston Division.

          "Undisclosed Liabilities" means any Liability that is not fully reflected or reserved against in the Financial Statements or fully disclosed in a Schedule.

                               ARTICLE XI
                              MISCELLANEOUS

          11.01	Notices.

               (a)	All notices, requests, demands and other
communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, (iii) sent by national overnight courier service, or (iv) sent by facsimile, graphic scanning or other telegraphic communications equipment to the parties or their assignees, addressed as follows:

               To the Company:     Southland Holding Company
                                   200 North 13th Street, Suite 112
                                   Corsicana, Texas  75110
                                   Attention:  Mr. John L. Sanders, Jr.
                                   Facsimile:  (903) 874-4399

               with copies to:     Mayor, Day, Caldwell & Keeton, L.L.P.
                                   700 Louisiana, Suite 1900
                                   Houston, Texas 77002-2778
                                   Attention: Roy E. Bertolatus, Esquire
                                   Facsimile:  (713) 225-7047

               To the Shareholders:Mr. Lester G. Gegenheimer
                                   808 Drane Place
                                   Corsicana, Texas  75110

                                   Mr. John L. Sanders, Jr.
                                   Route 1, Box 155
                                   Purdon, Texas  76679

                                   Mr. William P. Blincoe, III
                                   130 Carrick Bend Lane
                                   P.O. Box 171
                                   Boca Grande, Florida  33921

               To Purchaser:       Jotan, Inc.
                                   118 West Adams Street
                                   P.O. Box 836
                                   Jacksonville, Florida 32201
                                   Attention:  Mr. Shea Ralph
                                   Facsimile:  (904) 353-0075

               with copies to:     Alston & Bird
                                   One Atlantic Center
                                   1201 West Peachtree Street
                                   Atlanta, Georgia 30309-3424
                                   Attention:  Stephen A. Opler, Esquire
                                   Facsimile:  (404) 881-7777

               (b) All notices, requests, instructions or documents given to any party in accordance with this Section 11.01 shall be deemed to have been given (i) on the date of receipt if delivered by hand, overnight courier service or if sent by facsimile, graphic scanning or other telegraphic communications equipment or (ii) on the date three (3) business days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed.

               (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 11.01.

          11.02 Entire Agreement. This Agreement, the Schedules, the Exhibits and the Other Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous oral and written negotiations, discussions, writings and agreements relating to the subject matter of this Agreement, including without limitation, that certain letter of intent dated July 11, 1996 from Purchaser to the Shareholders and the Company, as amended.

          11.03 Modifications, Amendments and Waivers. The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

          11.04 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and his or its estates, successors, legal or personal representatives, heirs, distributees, designees and assigns, but no assignment shall relieve any party of his or its obligations hereunder. This Agreement or any portion thereof cannot be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign this Agreement without the consent of the parties to any of its lenders as collateral security and, with the prior written consent of the Company and the Shareholders, to an Affiliate of Purchaser and to a subsequent purchaser of any of the Company's assets. No such assignment shall relieve Purchaser of its obligations hereunder. With respect to such assignments, all representations, warranties, covenants and indemnification rights shall be binding upon, and inure to the benefit of, the assignee or assignees as if such representations, warranties, covenants and indemnification rights were made directly between the original parties to this Agreement.

          11.05 Table of Contents; Captions; References. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to "Section" or "Article" shall be deemed to be references to a Section or Article of this Agreement.

          11.06 Governing Law. This Agreement will be substantially performed in the State of Texas, and shall be controlled, construed and enforced in accordance with the substantive Laws of the State of Texas, without respect to the Laws related to choice or conflicts of Laws.

          11.07 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

          11.08 Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

          11.09 Sole and Exclusive Remedy; Waiver and Release; Confirmation of Company Indemnity. The parties agree that the rights and remedies as among them in respect of the transactions set forth herein shall be as provided in this Agreement. Accordingly, the indemnification given by the parties under
Article V shall be the parties' sole and exclusive remedy, each against the other, with respect to matters of any kind or nature relating to this Agreement or the Company or its Business, assets or operations, and the condition, ownership, operation, management, use or control of the Business and such assets. The parties hereby waive and release any other rights, remedies, causes of action or claims that they have or that may arise against the other parties with respect to matters of any kind or nature relating to the Company and its Business, assets and operations, or the condition, ownership, operation, management, use or control thereof.

          11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but all of such counterparts shall together constitute one and the same instrument.

          11.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser, the Company, or the Shareholders whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

          11.12   Shareholder Representative.

               (a) Each of the Shareholders hereby irrevocably makes, constitutes, and appoints John L. Sanders, Jr. as the representative, agent and true and lawful attorney in fact of and for each of the Shareholders in connection with this Agreement (the "Shareholder Representative"). Each of the Shareholders hereby authorizes and empowers the Shareholder Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Shareholders as each such Shareholder could do for himself, including with respect to the amendment of any provision of this Agreement or to the delivery of any new Schedule or Exhibit or any modification to an existing Schedule or Exhibit. Each of the Shareholders further authorizes and empowers the Shareholder Representative to (i) receive all demands, notices or other communications directed to such Shareholder under this Agreement and to take any action (or to determine to refrain from taking any action) with respect thereto as he may deem appropriate as effectively as such Shareholder could act for himself (including, without limitation, the settlement or compromise of any dispute or controversy) and
(ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Shareholder had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to the Shareholders hereunder shall be deemed effective if given to the Shareholder Representative. Upon the death, resignation or incapacity of the Shareholder Representative, or at any other time, a successor may be appointed by the Shareholders, and such successor shall agree in writing to accept such appointment in accordance with the terms hereof. Notice of the selection of a successor Shareholder Representative appointed in any manner permitted in this
Section 11.12 shall be provided to Purchaser promptly.

               (b) Without limiting the generality of the foregoing paragraph (a), if Purchaser or the Company or any of the other Persons specified in Section 5.02 asserts a claim for indemnification based upon the provisions of Article V, the notice requirements of Sections 5.06 and 11.01 shall be satisfied by delivery of the Claims Notice to the Shareholder Representative as representative of and on behalf of each of the Shareholders, and the Shareholder Representative shall exercise all rights of the Indemnifying Party under Article V and shall cause all obligations of the Indemnifying Party under Article V to be performed. Each of the Shareholders agrees to be bound by all actions and failures to act of the Shareholder Representative in accordance with this Section 11.12. Notwithstanding the foregoing, it shall be the obligation of each Shareholder, and not of the Shareholder Representative, to indemnify Purchaser, the Company and the other Persons specified in Section 5.02 for Losses based upon the provisions of
Article V.

          11.13 No Intention to Benefit Third Parties. This Agreement is not intended to, and shall not, (i) benefit any Person other than Purchaser, the Company or the Shareholders or (ii) create any third-party beneficiary right in any Person.

          11.14 Texas Deceptive Trade Practices Act Waiver. Purchaser (a) represents and warrants to the Shareholders that it (i) is acquiring the Shares for commercial or business use; (ii) as of the date of its purchase of such Shares, has assets in excess of $25,000,000 and (iii) has knowledge and experience in financial and business matters such that enable it to evaluate the merits and risks of the transaction contemplated by this Agreement and is not in a significantly disparate bargaining position with respect to the Shareholders; and (b) hereby unconditionally and irrevocably waives any and all rights of remedies it may have under the Deceptive Trade Practices -- Consumer Protection Act of the State of Texas, Tex. Bus. & Com. Code 17.41 et seq., other than any of the provisions of 17.555 of such Act, if such Act would for any reason be deemed applicable to the transactions contemplated hereby.


[SIGNATURES ON FOLLOWING PAGES]

          IN WITNESS WHEREOF, Purchaser, the Company, and the Shareholders have duly executed this Agreement under seal as of the date first above written.

                                   PURCHASER:

                                   JOTAN, INC.

                                   By:_________________________________
                                   Title:	_____________________________
Attest:

____________________________
Its:________________________

     [CORPORATE SEAL]
                                   THE COMPANY:

                                   SOUTHLAND HOLDING COMPANY


                                   By:__________________________________
                                   Title:	______________________________
Attest:

___________________________
Its:_______________________

     [CORPORATE SEAL]

                                   THE SHAREHOLDERS:


                                        ________________________________(SEAL)
                                        LESTER G. GEGENHEIMER


                                        ________________________________(SEAL)
                                        JOHN L. SANDERS, JR.


                                        ________________________________(SEAL)
                                        WILLIAM P. BLINCOE

                              EXHIBIT 1.02

                   FORM OF ESCROW AND DEPOSITORY AGREEMENT

     Jotan, Inc., a corporation organized under the laws of the State of Florida ("Jotan"), the shareholders of Southland Holding Company, a Texas corporation, who are signatories hereto (the "Shareholders," and together with Jotan, the "Undersigned"), and NationsBank, N.A. (South) (the "Depository"), as the Depository for the Undersigned and the Shareholder Representative (as defined below) for the purposes and upon the terms and conditions herein set forth, do hereby represent and warrant to, and agree with each other, as follows:

     1. Appointment of the Depository. The Depository is hereby appointed Depository for the Undersigned with respect to the "Property" as that term is herein defined and the Depository hereby accepts such appointment.

     2. The Property. Concurrently with the execution and delivery hereof, the Shareholders have deposited with the Depository, as custodian and depository, the items described in Schedule A hereto (such items, together with all interest dividends and other investment returns with respect thereto, being herein collectively called the "Property"), and the Undersigned direct that same be held and disposed of by the Depository as herein provided.

     3.     Shareholder Representative.

          (a) By their execution hereof, each of the Shareholders hereby irrevocably appoints (subject to Section 3(b)) John L. Sanders, Jr., as the representative, agent and true and lawful attorney-in-fact of and for each of the Shareholders in connection with this Agreement (hereinafter the "Shareholder Representative"). Each of the Shareholders hereby authorizes and empowers the Shareholder Representative to take any action which this Agreement provides may or shall be taken by the Shareholder Representative and to take any action which may be taken by any of the Shareholders under this Agreement.

          (b) Upon the resignation of the Shareholder Representative, the Shareholders shall, or at any other time, the Shareholders may, by Majority Action (as defined below) designate a successor Shareholder Representative, and such successor shall agree in writing to accept such appointment in accordance with the terms hereof. Notice of the selection of a successor Shareholder Representative shall be provided promptly to the Shareholders, the Depository and Jotan. For purposes of this Agreement, "Majority Action" shall mean written action by the Shareholders whose applicable percentage as set forth opposite such Shareholder's name on the signature pages hereto (the "Applicable Percentage") exceed 50%.

     4.     The Depository's Duties and Authority to Act.

          (a) The Depository shall hold the Property in safekeeping and shall release and deliver the Property (or portions thereof) as set forth in this Section 4.

          (b) From time to time (but at least 5 business days prior to the next Escrow Payment Date), Jotan shall have the right to deliver a written notice to the Depository and the Shareholder Representative which notice (x) states that Jotan has an unresolved claim or claims under Section 5.02 of that certain Share Purchase Agreement dated as of December 19, 1996 by and among Jotan, Southland Holding Company and the Shareholders (the "Share Purchase Agreement") and (y) states the Unresolved Claims Amount (as defined below) as of such next Escrow Payment Date . The "Unresolved Claims Amount" with respect to any Escrow Payment Date shall mean the estimated aggregate amount of the unresolved claim or claims (which amount shall not include prior to the third anniversary of the Closing Date any amounts included in the Unresolved Claims Amount applicable to any prior Escrow Payment Date) which is set forth in the notice meeting the requirements set forth in the preceding sentence of this Section 4(b). Such notice shall also set forth a reasonably detailed description of the unresolved claim or claims.

          The term "Escrow Payment Date" shall mean each date on which the Depository is required to deliver a portion of the Property to the Shareholders pursuant to Section 4(c) hereof, to wit, the first anniversary of the Closing Date, the second anniversary of the Closing Date, the third anniversary of the Closing Date and each of the dates set forth in clause
(iv) in Section 4(c) hereof.

          (c)	The Depository shall release and deliver to the Shareholders in accordance with their respective Applicable Percentages the following amounts from the Property on the dates set forth:

                  (i) on the first anniversary of the Closing Date, the amount, if any, necessary to reduce the balance of the Property held by the Depository to an amount equal to (x) $2,400,000, plus (y) the amount, if any, of the Unresolved Claims Amount applicable to such Escrow Payment Date;

                  (ii) on the second anniversary of the Closing Date, the amount, if any, necessary to reduce the balance of the Property held by the Depository to an amount equal to (x) $1,500,000 plus (y) the amount, if any, of the Unresolved Claims Amount applicable to such Escrow Payment Date (and which was not included in the Unresolved Claims Amount applicable to any prior Escrow Payment Date) plus (z) the amount, if any, of the Unresolved Claims Amount applicable to the prior Escrow Payment Date that has not been paid to Jotan or, at Jotan's request, to other persons for Jotan's account;

                  (iii) on the third anniversary of the Closing Date, the amount, if any, of the Property then remaining necessary to reduce the balance of the Property held by the Depository to an amount equal to (x) $0 plus (y) the amount, if any, of the Unresolved Claims Amount applicable to such Escrow Payment Date (and which was not included in the Unresolved Claims Amount applicable to any prior Escrow Payment Date) plus (z) the amount, if any, of the Unresolved Claims Amounts applicable to either prior Escrow Payment Date that has not been paid to Jotan or, at Jotan's request, to other persons for Jotan's account; and

                  (iv) after the third anniversary of the Closing Date, on the last day of each month thereafter, the excess, if any, of the amount of the Property then remaining over the Unresolved Claims Amounts applicable to each prior Escrow Payment Date (less any portion of such Unresolved Claims Amounts which has been disposed of pursuant to Section 4(d) hereof).

          With respect to any Unresolved Claims, the Unresolved Claims Amount shall continue to be held by the Depository until the Depository receives instructions as to the disposition of the Unresolved Claims Amount pursuant to clauses (i), (ii) or (iii) of Section 4(d) hereof.

          (d) The Depository shall distribute the Property only under the following circumstances: (i) in accordance with Section 4(c) hereof, (ii) upon joint written instruction of Jotan and the Shareholder Representative or (iii) pursuant to a decision of an arbitration tribunal pursuant to Section 11 of this Agreement.

          (e) When instructions from both Jotan and the Shareholder Representative are required, such instructions may be given by separate instruments of similar tenor. Each of the Shareholders shall act through the Shareholder Representative. Jotan and the Shareholder Representative may hereafter act through an agent or attorney-in-fact only if written evidence of authority is furnished to the Depository and agreed to by the Depository and to the other parties hereto, provided that, for purposes of this Section 4(e), notice to the Shareholder Representative shall constitute notice to the Shareholders.

          (f) The Depository may act upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document that it in good faith believes to be genuine and to have been signed or presented by the proper party or parties.

          (g) The Depository shall be deemed to have properly delivered the Property, or any part thereof, if such delivery is made by check or by wire transfer of immediately available funds of U.S. currency pursuant to the written instructions of the Undersigned to which such Property is being delivered or, in the case of the Shareholders, pursuant to the written instructions of the Shareholder Representative.

          (h) In acting under this Agreement, or refraining from acting hereunder, the Depository shall not be liable to anyone for damages, losses or expenses which may be incurred as a result of the Depository so acting or refraining from so acting; provided, however, the Depository shall not be relieved from liability for damages arising out of its gross negligence or willful misconduct under this Agreement. The Depository shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel given with respect to any questions relating to the duties and responsibilities of the Depository hereunder or (ii) any action taken or omitted to be taken in reliance upon any document delivered to the Depository and believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

          (i) Jotan, on the one hand, and the Shareholders, on the other hand, hereby agree to deliver instructions to the Depository pursuant to
Section 4(d)(ii) hereunder instructing the Depository to distribute the Property (i) to the Shareholders when it is reasonably established that any amount withheld as an Unresolved Claims Amount has been otherwise discharged, paid or satisfied or (ii) to Jotan in the event that it is reasonably established that Jotan is entitled to payment from the Shareholders pursuant to the Share Purchase Agreement.

     5. Other Agreements. The Depository is not a party to, nor is it bound by, nor need it give consideration to the terms or provisions of, any other agreement or undertaking among the Undersigned or any of them, or between the Undersigned or any of them and other persons, or any agreement or undertaking which may be evidenced by or disclosed by the Property, it being the intention of the parties hereto that the Depository assent to and be obligated to give consideration only to the terms and provisions hereof. Unless otherwise provided herein, the Depository shall have no duty to determine or inquire into the happening or occurrence of any event or contingency or the performance or failure of performance of any of the Undersigned with respect to arrangements or contracts with each other or with others, the Depository's sole duty hereunder being to hold the Property and to dispose of and deliver the same in accordance with instructions given to it as provided in Section 4.

     6.     Standard of Care.

          (a) The Depository undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Depository.

          (b) If the Depository is required by the terms hereof to determine the occurrence of any event or contingency, the Depository shall, in making such determination, be liable only for its willful misconduct or gross negligence, as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of its business. In determining the occurrence of any such event or contingency the Depository may request from any of the Undersigned or any other person such reasonable additional evidence as the Depository in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including without limitation, any of the Undersigned, and the Depository shall not be liable for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by it.

          (c) Whenever the Depository is required by the terms hereof to take action upon the occurrence of any event of contingency, the time prescribed for such action shall in all cases be a reasonable time after written notice received by the Depository for the happening of such event or contingency, provided however, that this provision shall not be deemed to limit or reduce the time allowed the Depository for action as provided in
Section 6(b).

     7. Limitation on Liability. The Depository shall not be responsible or liable to the Undersigned or the Shareholder Representative or to any other person in any manner whatsoever for the sufficiency, correctness, genuineness, effectiveness or validity of any of the Property, or for the form of execution thereof, or for the identity or authority of any person executing or depositing the same. If any of the Undersigned are acting as agent for others, all of the Undersigned represent and warrant that each such agent is authorized to make and enter into this Agreement. This Agreement is a personal one among the Undersigned, the Shareholders and the Depository. The Depository is authorized by each of the Undersigned to rely upon their respective representations relating to this Agreement and/or the Property, including without limitation representations as to marital status, authority to execute and deliver this Agreement, notifications, receipts or instructions hereunder, and relationships among persons, firms, corporations or other entities, including those authorized to receive delivery hereunder, and the Depository shall not be liable to any person in any manner by reason of such reliance. The duties of the Depository hereunder shall be only to the Undersigned and the Shareholder Representative, their respective successors, heirs, assigns, executors and administrators and to no other person, firm, corporation or other entity whatsoever.

	8.	Time of Performance.  Whenever under the terms hereof the time for performance of any provision shall fall on a date which is not a regular business day of the Depository, the performance thereof on the next succeeding regular business day of the Depository shall be deemed to be in full compliance. Whenever time is referred to in this Agreement, it shall be the time recognized by the Depository in the ordinary conduct of its normal business transactions.

	9.	Death, Disability, etc. of the Undersigned or the Shareholder
Representative. The death, disability, dissolution, liquidation, bankruptcy, insolvency, reorganization or absence of any of the Undersigned or the Shareholder Representative shall not affect or prevent performance by the Depository of its obligations or its right to rely upon instructions received hereunder.

	10.	Examination of the Property.  Jotan and the Shareholder
Representative are entitled, upon written request from either of them, to an accounting of the value of the Property which accounting will set forth the total value of the Property, including accrued interest, and the rate at which such Property is currently bearing interest.

	11.	Remedies of the Depository.

		(a)	As additional consideration for and as an inducement for the
Depository to act hereunder, it is understood and agreed that in the event of any disagreement between or among the parties to this Agreement or in the event any other person or entity claims an interest in the Property or any part thereof, and such disagreement or claim results in adverse claims and demands being made by them or any of them in connection with or for any part of the Property, the Depository shall be entitled, at the option of the
Depository, to refuse to comply with the instructions or demands of the parties to this Agreement, or any of such parties, so long as such disagreement or adverse claim shall continue.  In such event, the Depository shall not be required to make delivery or other disposition of the Property.
Anything herein to the contrary notwithstanding, the Depository shall not be or become liable to the Shareholder Representative, the Undersigned or any of
them for the failure of the Depository to comply with the conflicting or adverse demands of the Shareholder Representative, the Undersigned or any of
such parties or of any other persons or entities claiming an interest in the
Property or any part thereof.  The Depository shall be entitled to refrain and refuse to deliver or otherwise dispose of the Property or any part thereof or to otherwise act hereunder, as stated above, unless and until (i) the rights of the parties and all other persons and entities claiming an interest in the
Property have been duly adjudicated in an appropriate court, whether Federal or state, sitting in Fulton County, Georgia, or by an arbitration tribunal pursuant to Section 11(c) hereof or (ii) the parties to this Agreement and such other persons and entities have reached an agreement resolving their differences and have notified the Depository in writing of such agreement and have provided the Depository with indemnity satisfactory to it against any liability, claims or damages resulting from compliance by the Depository with such agreement.  In addition to the foregoing, the Depository shall have the right to tender into the registry or custody of any court, whether Federal or state, sitting in Fulton County, Georgia, any part of or all of the Property or initiate an arbitration proceeding pursuant to Section 11(c) hereof.  Upon such tender or initiation, the parties hereto agree that the Depository shall be discharged from all further duties under this Agreement other than safe-
keeping the Property; provided, however, that the filing of any such legal proceeding or the initiation of any such arbitration proceedings shall not deprive the Depository of its compensation hereunder earned prior to such filing and discharge of the Depository of its duties hereunder.  In the event the Depository tenders any part or all of the Property into the registry or custody of, or otherwise causes an action relating to this Agreement or the
Property or the Undersigned to be brought before, a court having jurisdiction over the parties hereto and the Property, the Undersigned agree (i) to petition such court collectively to dismiss such proceeding and (ii) to initiate an arbitration proceeding pursuant to Section 11(c) hereof.

          (b) While any suit or legal or arbitration proceeding arising out of or relating to this Agreement or the Property or the Undersigned is pending, whether the same be initiated by the Depository or by others, the Depository shall have the right at its option to stop all further performance of this Agreement (except for the Depository's obligation to invest the Property as provided for in Section 21) and instructions received hereunder until all differences shall have been resolved by agreement or until the rights of all parties shall have been fully and finally adjudicated by the court or an arbitration tribunal. The rights of the Depository under this
Section 11(b) are in addition to all other rights which it may have by law or otherwise.

          (c) (i) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association then in effect (the "Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding Section 20 of this Agreement, arbitration pursuant to this Section 11 is to be governed by the Federal Arbitration Act and the cases interpreting relevant provisions thereof.

               (ii) Within ten (10) business days after receipt of notice as provided in paragraph (c)(vii) below, the Shareholder Representative and Jotan shall designate in writing one arbitrator to resolve the dispute; provided, however, that if the parties cannot agree on an arbitrator within such ten (10) business day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director, stockholder or an Affiliate of, or attorney for any party hereto.

              (iii) Within fifteen (15) business days after the designation of the arbitrator, the arbitrator, the Shareholder Representative and Jotan shall hold an in-person conference in Atlanta, Georgia or such other place as the arbitrator may designate, at which time the Shareholder Representative and Jotan shall submit in writing to the arbitrator all disputed issues and a proposed ruling on each such issue.

               (iv) The arbitrator shall set a date for a hearing, which shall be no later than sixty (60) days after the in-person conference held pursuant to paragraph (c)(iii) above, to discuss each of the issues identified by the Shareholder Representative and Jotan. Each such party shall have the right to be represented by counsel. The arbitrator shall have sole discretion with regard to the admissibility of evidence and rules of discovery, to the extent not inconsistent with the Commercial Arbitration Rules of the American Arbitration Association.

                (v) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in paragraph (c)(iv) above.

               (vi) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees and expenses incurred in connection with the arbitration and in connection with all investigations and defense related thereto. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

              (vii) Either Jotan or the Shareholder Representative or the Depository is authorized to initiate arbitration by providing written notice of arbitration by registered or certified mail, return receipt requested, in accordance with the Rules, to the Administrator of the American Arbitration Association and to the party or parties against whom a claim is being made.

             (viii) The place of the arbitration shall be Atlanta, Georgia.

               (ix) The award of the arbitrator shall be in writing, signed by the arbitrator and shall address and decide each of the disputed issues submitted. The award of the arbitrator shall be final and binding upon all parties hereto. The parties waive any right to appeal the award, to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance (i) to compel arbitration; (ii) to obtain interim measures of protection pending arbitration; and (iii) to enforce any decision of the arbitrator, including the final award. Consistent with and in furtherance of this Section 11 and the arbitration provisions contained herein, each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any Georgia court or the United Stated District Court for the Northern District of Georgia, and any appellate court from any thereof, in any Litigation arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all litigation may be heard and determined in such Georgia court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that it will not institute or seek to institute any litigation arising out of or relating to this Agreement (other than litigation seeking enforcement of a judgment) in any forum other than a Georgia court or the United States District Court for the Northern District of Georgia. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any litigation arising out of or relating to this Agreement in any Georgia court or the United States District Court for the Northern District of Georgia. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such litigation in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 23. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     12. Reliance on Counsel. The Depository may from time to time consult with legal counsel of its own choosing in the event of any disagreement, or controversy, or question or doubt as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion or instructions of such counsel. Any such reasonable fees and expenses of such legal counsel shall be considered part of the fees and expenses of the Depository described below.

     13.   Fees and Expenses.

          (a) Each of Jotan, on the one-hand, and the Shareholders, on the other, hereby agrees to pay to the Depository (i) for its ordinary services hereunder one-half of the fees determined in accordance with, and payable as specified in, the Schedule of Fees set forth in Exhibit A, attached hereto and
(ii) one-half of its reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable legal fees and expenses, in the event the Depository deems it necessary to retain counsel. Such expenses shall be paid to the Depository within 30 days following receipt by Jotan and the Shareholder Representative of a written statement setting forth such expenses.

          (b) Each of Jotan, on the one hand, and the Shareholders, on the other, agrees that in the event any controversy arises under or in connection with this Agreement or the Property, or the Depository is made a party to or intervenes in any litigation or arbitration proceeding pertaining to this Agreement or the Property, to pay to the Depository one-half of reasonable compensation for its extraordinary services and to reimburse the Depository for one-half of all reasonable costs and expenses associated with such controversy or, litigation or arbitration proceeding, including, but not limited to, reasonable legal fees and expenses.

          (c) As security for the Shareholders' one-half share of all reasonable fees and expenses of the Depository hereunder and the Shareholders' one-half share of any and all losses, claims, damages, liabilities and expenses incurred in connection with the acceptance of appointment hereunder or with the performance of its obligations under this Agreement and to secure the obligation of the Undersigned to indemnify the Depository as set forth in
Section 22 hereof, the Depository is granted a security interest in and lien upon the Property, which security interest and lien shall be prior to all other security interests, liens or claims against the Property or any part thereof. Each of the Undersigned warrants and agrees with the Depository that, unless otherwise expressly set forth in this Agreement, there is no security interest in the Property or any part thereof; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Property or any part thereof; and the Depository shall have no responsibility at any time to ascertain whether or not any security interest exists in the Property or any part thereof or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Property or any part thereof.

          (d) The Depository is authorized by the Undersigned to withhold from the Property, prior to distribution thereof and prior to termination of this Agreement, the one-half of all fees and expenses to which the Depository is entitled hereunder for which the Shareholders are responsible. In addition, in the event any such fees and expenses owing by the Shareholders are not paid to the Depository on or prior to the date such amounts are due, the Depository, upon five days' written notice to the Shareholder

Representative, is hereby authorized and directed to pay such amounts owed by the Shareholders to it from cash funds included in the Property or, if no cash funds are then included in the Property, to sell assets constituting part of the Property for the purpose of paying such amounts owed to it.

          (e) In the event fees and expenses of the Depository are to be paid pursuant to Section 21(a) hereof, it is understood and agreed by the Undersigned that such fees and expenses are in addition to those described above and that such fees and expenses shall be subject to periodic review and modification by the Depository as determined by the Depository in its reasonable discretion.

     14. Effective Date. The Effective Date of this Agreement shall be _________________, 19__.

     15. Termination and Resignation. Unless sooner terminated as hereinafter provided, this Agreement shall terminate without action of any party upon the payment of the Property pursuant to Section 4 after the third anniversary of the Closing Date. In the event that Unresolved Claims Amounts exist on the third anniversary of the Closing Date, this Agreement shall not terminate until the final litigation or arbitration decision resolving, or final settlement of, all such Unresolved Claims Amounts. The Depository may terminate this Agreement upon thirty (30) days written notice signed by the Depository and delivered to each of Jotan and the Shareholder Representative. The Undersigned may terminate this Agreement upon thirty (30) days written notice to the Depository signed by each of the Undersigned. Upon termination of this Agreement, the Depository shall deliver the Property in accordance with the written instructions delivered pursuant to Section 4(d) hereof. All reasonable fees and expenses owed to the Depository hereunder shall be paid in full prior to such delivery of the Property, and the Depository is hereby authorized and directed by the Undersigned to withhold release or distribution of the Property until such time as the Depository has received payment in full of the Shareholders' one-half share of such fees and expenses. Upon written notice to the Shareholder Representative and Jotan, the Depository is authorized and directed to deduct the Shareholders' one-half share of such fees and expenses from the Property prior to release or distribution thereof.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute and be one and the same instrument.

     17. Assignment of Interests. Each of the Undersigned shall be permitted to assign or transfer his or its interest or any part thereof hereunder upon written notice to the Depository and the other parties, provided that such assignee or transferee shall agree in writing to be bound by, and take subject to, the provisions of the Agreement. In the event of an assignment or other transfer of the interest, or any part thereof, of a Shareholder, the assignee shall deliver to the other parties hereto a written instrument setting forth such assignee's Applicable Percentage and the assignor's remaining Applicable Percentage, if any. For purposes of this
Section 17, notice to the Shareholder Representative shall constitute notice to the Shareholders.

     18. Amendments. This Agreement cannot be amended or modified except by another agreement in writing signed by all the parties hereto or by their respective successors in interest.

     19. Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this agreement.

     20. Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Georgia.

     21.   Investment of Property; Withholding.

          (a) The Depository shall invest cash balances each day in such financial instruments or other investments of the type and nature set forth on Exhibit B attached hereto. Any fees paid to the Depository or its affiliates for investments made by the Depository with respect to the Property for which the Depository or one of its affiliates acts as investment advisor, custodian, transfer agent, registrar, sponsor, distributor, manager or otherwise shall be in addition to the fees and expenses owed to the Depository under this Agreement.

          (b) The Depository shall not be responsible or liable for determination or payment of any taxes assessed against the Property or the income therefrom nor for the preparation or filing of any tax returns other than informational returns or withholding required by statute or treaty. Each of the Undersigned agrees to provide the Depository any information necessary to perform any such required informational returns or withholding and the Depository shall be entitled to rely on such information. The Depository will establish the account holding the Property with sub-accounts under the TIN of each of the Shareholders; if Depository is responsible for tax reporting as set forth in this Section 21, it will be rendered under the aforementioned TIN. A W-9 certifying to the party's withholding status in the form set forth on Exhibit C attached hereto will be completed at closing. Earnings and losses on the investments will be allocated among the Shareholders in accordance with the Applicable Percentages set forth on the signature pages.

          (c) The Depository may make any and all investments through its own bond or investment department. The Depository shall not be held liable or responsible for the quality or diversity of the assets constituting the Property or for any loss or depreciation in the value of such assets or any loss resulting from any investment made by the Depository in accordance with the terms of this Agreement. If the Depository is required to sell or otherwise redeem or liquidate any Property prior to its maturity, the Undersigned agree that the Depository shall not be personally liable for any loss to the Property or other costs incurred as a result of any such early redemption or liquidation.

     22. Indemnification and Hold Harmless. The Undersigned hereby agree to indemnify and hold the Depository and its directors, employees, officers, agents, successors and assigns harmless from and against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Depository or incurred by it in connection with its acceptance of this appointment as the Depository hereunder or the performance of its duties hereunder. Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including reasonable counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) or any arbitration proceeding arising from this Escrow Agreement or involving the subject matter hereof. The indemnification provisions contained in this Section 22 are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Depository.

	23.	Notice.  Any notice to be made in connection with this Agreement shall be made in the following manner:


     If to the Shareholders:  ________________________
                              ________________________
                              Facsimile:  ________________

            with copies to:   ________________________
                              ________________________
                              ________________________
                              Attention:  ________________
                              Facsimile:  ________________

     If to the Shareholder
       Representative:        John L. Sanders, Jr.
                              ________________________
					________________________
                              Attention:  ________________
                              Facsimile:  ________________

            with copies to:   Mayor, Day, Caldwell & Keeton, L.L.P.
                              700 Louisiana, Suite 1900
                              Houston, Texas 77002-2778
                              Attention:  Roy E. Bertolatus, Esquire
                              Facsimile:  (713) 225-7047

      If to Jotan:            Jotan, Inc.
                              118 West Adams Street
                              P.O. Box 836
                              Jacksonville, Florida 32201
                              Attention:  Mr. Shea Ralph
                              Facsimile:  (904) 353-0075

            with copies to:   Alston & Bird
                              One Atlantic Center
                              1201 West Peachtree Street
                              Atlanta, Georgia 30309-3424
                              Attention:  Stephen A. Opler Esquire
                              Facsimile:  (404) 881-7777

      If to Depository:       NationsBank, N.A. (South)
                              400 N. Ashley Drive, 6th Floor
                              Tampa, Florida  33602
                              Attention:  Ms. Shari B. Sawyers
                              Facsimile:  (813) 224-3658


                     [SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow and Depository Agreement to be executed under seal this ____ day of _____________, 199_.


                                    JOTAN, INC.



                                    By:_______________________________
                                    Name:_____________________________
                                    Title:____________________________

ATTEST:

__________________________________
Title:____________________________

[CORPORATE SEAL]


                                    THE SHAREHOLDERS:


APPLICABLE PERCENTAGE  ____%	LESTER G. GEGENHEIMER


                                    By:_______________________________(SEAL)
                                    Lester G. Gegenheimer




APPLICABLE PERCENTAGE  ____%	JOHN L. SANDERS, JR.


                                    By:_______________________________(SEAL)
                                    John L. Sanders, Jr.




APPLICABLE PERCENTAGE  ____%	WILLIAM P. BLINCOE


                                    By:_______________________________(SEAL)
                                    William P. Blincoe

     The Depository hereby acknowledges receipt of the Property described in Schedule A hereof and hereby accepts the same as Depository hereunder, subject to the terms and conditions set forth above, this _____ day of _____________, 199_.

                                    DEPOSITORY
                                    NATIONSBANK, N.A. (South)

                                    By: ________________________________
                                    Title: _______________________________

ATTEST:

___________________________________
Title:_____________________________

[CORPORATE SEAL]

ATTACHMENTS:

Schedule A - Description of Property
Exhibit A - Fee Schedule
Exhibit B - Investment Direction
Exhibit C - Withholding Form


                               SCHEDULE A

DESCRIPTION OF PROPERTY


$3,000,000





                                EXHIBIT A

SCHEDULE OF FEES

JOTAN, INC.
SOUTHLAND HOLDING CORPORATION AND
NATIONSBANK, N.A. (SOUTH) AS DEPOSITORY




ACCEPTANCE FEE	$1000.00
	Includes review of document and account set up

ANNUAL ADMINISTRATION FEE	$1500.00


Funds as referenced on Schedule A shall be invested in the NationsFund Treasury Portfolio of which the Depository will be paid a sweep fee.

All fees are due annually in advance. Does not include extraordinary services not contemplated at the time of closing. All out of pockets will be billed at cost.

                                 EXHIBIT B

PERMITTED INVESTMENTS



Nations Fund Treasury Portfolio

                                 EXHIBIT C

WITHHOLDING FORM


- 63 -
AD963160022		A&B Draft 12-12-96

ALSTON & BIRD DRAFT
DATED DECEMBER 12, 1996


AD963160022


[Signature Page to the Escrow and Depository Agreement]

- 77 -
AD963160022		A&B Draft 12-12-96




AD963160.022		A&B Draft 09/23/96

AD963160022		A&B Draft 12-12-96



[Signature Page to the Escrow and Depository Agreement]
- 81 -
AD963160022

AD963160022		A&B Draft 12-12-96


AD963160022		A&B Draft 12-12-96

                                 EXHIBIT 6.12

                                   FORM OF
                   NON-COMPETITION AND NON-DISCLOSURE AGREEMENT


     THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (this "Agreement") is made and entered into as of the ____ day of _______, 1996, by and between JOTAN, INC., a Florida corporation ("Purchaser") and ___________________, a resident of ___________ ("Shareholder").

                             W I T N E S S E T H:


     WHEREAS, Shareholder owns a portion of the issued and outstanding capital stock of SOUTHLAND HOLDING COMPANY, a Texas corporation ("Southland"); and

     WHEREAS, Southland has been engaged in the business of buying, marketing, selling, warehousing, printing and transporting packaging materials and supplies (the "Business Activities"); and

     WHEREAS, Shareholder, Southland and Purchaser, among others, have entered into that certain Share Purchase Agreement of even date herewith (the "Share Purchase Agreement") whereby, in consideration of Shareholder's agreeing to and abiding by the terms of this Agreement, Purchaser is purchasing, and Shareholder is selling, all of the issued and outstanding shares of the capital stock of Southland owned by, or for the benefit of, Shareholder; and

     WHEREAS, Purchaser also will pay to Shareholder Two Million One Hundred Ninety Thousand Eighty-Three Dollars ($2,190,083) in consideration of Shareholder's agreeing to and abiding by the terms of this Agreement; and

     WHEREAS, Shareholder has acquired intimate knowledge of the Business Activities, which if exploited by Shareholder in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of Purchaser to derive benefit or value from the stock purchased under the Share Purchase Agreement or from the assets and business of Southland; and

     WHEREAS, the Share Purchase Agreement requires Shareholder to enter into this Agreement with Purchaser as a condition precedent to the consummation of the transactions contemplated in the Share Purchase Agreement and Purchaser would be unwilling to consummate the transactions contemplated in the Share Purchase Agreement without this Agreement;

     NOW THEREFORE, in consideration of the foregoing, the premises, the mutual covenants and restrictions contained herein and in the Share Purchase Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser and Shareholder agree as follows:

     1. Capitalized Terms: Except as otherwise specified in this Agreement, all capitalized terms used herein shall have the meanings ascribed to such terms in the Share Purchase Agreement.

     2. Consideration. In consideration of Shareholder's agreeing to and abiding by the terms of this Agreement, Purchaser agrees to purchase all of the issued and outstanding shares of the capital stock of Southland owned by, or for the benefit of, Shareholder and Purchaser agrees to pay to Shareholder an additional _____________________________ Dollars ($____________) for
entering into this Agreement.

     3. Covenant Not To Compete. Shareholder agrees that for a period of five (5) years after the date of execution of this Agreement and the sale of his shares concurrent therewith pursuant to the Share Purchase Agreement, so long as Purchaser or Southland continues to conduct Business Activities during that period, he will not, by himself or in conjunction with any person, firm or corporation, engage in the Business Activities within any part of the Territory (as defined below), or render any managerial, marketing or other services relating to Business Activities within any part of the Territory; provided, however, that Business Activities do not include the ownership or operation of Southland Paper Company, Inc. or its business and operations so long as Southland Paper Company, Inc. does not engage in the wholesale distribution of corrugated products in the Territory . As used herein, the term "Territory" shall mean the geographic area in which Southland or its subsidiaries conducts Business Activities at the time of the execution of this Agreement which consists of the entire continental United States of America; provided, however, that the term Territory shall not include those designated portions of Tennessee, Alabama, Florida, Mississippi, Louisiana and Arkansas more particularly set forth on the map attached hereto as Exhibit A. Shareholder agrees that Purchaser does business and distributes products throughout the Territory and that this definition of Territory is reasonable.

     4. Covenant Not to Solicit Customers. Shareholder further agrees that for a period of five (5) years after the date of execution of this Agreement, so long as Purchaser or Southland continues to conduct Business Activities during that period, he will not, by himself or in conjunction with any person, firm or corporation, solicit, for the purpose of engaging in the Business Activities, any customer of Southland or Purchaser that he had solicited, serviced, sold products to or otherwise worked with on behalf of, or in connection with his employment with, Southland or Purchaser.

     5.     Confidentiality.

          (a) Trade Secrets Defined. As used in this Agreement, the term "Trade Secrets" shall mean, in addition to any information covered by any definition of "trade secrets" or any equivalent term under state, local or federal law, information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such information also shall include, but not be limited to, source codes to programs used and/or sold by Company, object codes to programs used and/or sold by Company, Company software, design documentation, product design and documentation, technical information regarding Company products and product development, product formulas, current and future development and expansion or contraction plans of Company, information concerning the legal affairs of Company and certain information concerning the financial affairs of Company. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company.

          (b) Nondisclosure of Trade Secrets. Shareholder shall not, at any time after the execution of this Agreement, directly or indirectly transmit or disclose any Trade Secret of Southland or Purchaser to any person, concern or entity, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of Southland and Purchaser.

          (c) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean, in addition to information covered by any definition of "trade secrets" or any equivalent term under state, local or federal law, all information regarding Southland or Purchaser, Southland's or Purchaser's activities, Southland's or Purchaser's business or Southland's or Purchaser's clients that is not generally known to persons not employed by Southland or Purchaser and that is not generally disclosed by Southland or Purchaser to persons not employed by Southland or Purchaser, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, sales and marketing techniques and plans, distribution techniques, purchase and supply information, prices paid by customers, customer billing information, financial plans and data concerning Southland or Purchaser, and management planning information. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Southland or Purchaser.

          (d) Nondisclosure of Confidential Information. Shareholder shall not, for a period of five (5) years after the execution of this Agreement, directly or indirectly transmit or disclose any Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior written consent of Purchaser.

     6. Non-Recruitment of Employees. Shareholder further agrees that for a period of five (5) years after the date of execution of this Agreement, Shareholder shall not induce or attempt to induce any employee of Southland, Purchaser or any affiliate of Purchaser to terminate his or her association with Southland, Purchaser or any affiliate of Purchaser or to come to work for any person, concern or entity other than Southland or Purchaser.

     7. New Manufacturing Facilities. In order to ensure that Purchaser obtains the benefit of the purchase of the shares of capital stock of Southland and the benefit of Southland's intellectual property, trade secrets and confidential information, Shareholder shall not, and shall cause Southland Container, Inc. and its Subsidiaries to not, directly or indirectly, for a period ending on the fifth (5th) anniversary of the date of execution of this Agreement, acquire or construct any manufacturing facilities in the Territory.

     8. Reasonableness and Opportunity to Consult With Counsel. The covenants contained in Sections 3, 4, 5, 6 and 7 inclusive are considered by the parties hereto to be fair, reasonable and necessary for the protection of Purchaser and the conduct of its Business Activities. Shareholder has been represented by counsel throughout the negotiation of this Agreement and has had the opportunity to consult with counsel about the meaning and effect of every provision of this Agreement, including the restrictive covenants in Sections 3, 4, 5, 6 and 7.
     Employee's Initials:  ____

     9. Equitable Relief. The parties mutually agree that if a violation of any covenant contained in Section 3, 4, 5, 6 or 7 occurs, such violation will cause irreparable injury to Purchaser and the remedy at law for any such violation will be inadequate. Shareholder agrees, therefore, that Purchaser shall be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting any bond. Such equitable relief shall be in addition to any damages available (including return of all consideration received by Shareholder for his agreement to the terms of this Agreement). The provisions of Sections 3, 4, 5, 6 or 7 of this Agreement shall survive the execution and delivery of this Agreement pursuant to the terms of each such Section.
Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Southland or Purchaser under federal, state or local law.

     10. Severability. In the event that any term or provision in this Agreement is held to be invalid, void, illegal or unenforceable in any respect, the Agreement shall not fail, but shall be deemed amended to delete the void or unenforceable term or provision, and the remainder of this

Agreement shall be enforced in accordance with its terms and shall not in any way be affected or impaired thereby. In the event that any term or provisions of this Agreement is held to be overbroad or otherwise unreasonable, the same shall not fail, but shall be deemed amended only to the extent necessary to render it reasonable, and the parties agree to be bound by the same as thus amended.

     11. Entire Agreement. This Agreement (including the recitals set forth at the beginning), together with the Share Purchase Agreement and the Consulting Agreement (executed between Purchaser and Shareholder as of the date of this Agreement), sets forth the entire Agreement and understanding of the parties with respect to the subject matter hereof in respect of the transactions contemplated by this Agreement, and supersedes all prior agreements, arrangements and understandings (other than those contained in the Share Purchase Agreement, the Consulting Agreement or any other agreement executed in connection with the closing of the acquisition evidenced by the Share Purchase Agreement)) relating to the specific subject matter of this Agreement.

     12. Governing Law. This Agreement has been negotiated, executed and delivered in, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

     13. Exceptions to Sections 4 and 5. Notwithstanding the other terms of this Agreement, Shareholder shall not be in violation of Section 4 or
Section 5 hereof in using information of Southland or soliciting customers of Southland as long as and to the extent that Shareholder is not in violation of
Section 3 of this Agreement.








                      [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal on the day and year first above written.

                              SHAREHOLDER:


                              ____________________________________(SEAL)
                              [Name]:_____________________________


                              PURCHASER:

                              JOTAN, INC.


Attest:___________________    By:__________________________________
Title:____________________    Title:_______________________________

[CORPORATE SEAL]

                              EXHIBIT 6.29

                   SOUTHLAND CONTAINER, INC. AGREEMENT TERMS


A. The Company and Southland Container, Inc. shall work jointly on servicing selected accounts.

B. The Company will coordinate with Southland Container, Inc. on all contract issues which will impact Southland Container, Inc. Southland Container, Inc. will have the right to negotiate jointly with the Company concerning any issues effecting both companies.

C. Southland Container, Inc. will have the right with 90 days notice to withdraw from any joint customer contract.

D. If Southland Contain, Inc. chooses to withdraw from the contract, the Company will have the right to maintain service to those Southland Container, Inc. customers who were covered under the Ryder contract, and who are within the Licensed Territory (as defined in Schedule 6.28).

E. Southland Container, Inc. will transition the administrative functions to the Company by February 1, 1997 (the anniversary of the contract) and will receive a fee of $10,000 to cover expenses relating to the transition.

F. Contracts currently in place between Southland Container, Inc. and Third Parties supporting the Ryder contract will remain in effect.